Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL

SECURITIES PURCHASE AGREEMENT

by and among

KEWAUNEE SCIENTIFIC CORPORATION,

NYCOM, INC.,

and the

SELLER PARTIES SET FORTH ON THE SIGNATURE PAGES HERETO

dated

November 2, 2026

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(continued)

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(continued)

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(continued)

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Section 10.13	Construction	92
Section 10.14	Waiver of Conflicts; Attorney-Client Communications	93
Section 10.15	Provisions for the Benefit of Debt Financing Sources	95

EXHIBITS

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of November 2, 2026 (the “Signing Date”), is entered into by and among Kewaunee Scientific Corporation, a Delaware corporation (“Purchaser”), NYCOM, Inc., a Virginia corporation (collectively with its successor entity pursuant to the Restructuring and following the Conversion, as applicable, “Company”), Jonathan F. Nystrom, an individual and resident of the Commonwealth of Virginia (“Jon”), Jonathan G. Nystrom, an individual and resident of the Commonwealth of Virginia (“Jonathan”; Jon, Jonathan, and each Person as further detailed on Exhibit A hereto, the “Equityholders” and each, an “Equityholder”). The Equityholders are referred to herein collectively as the “Seller Parties” and each a “Seller Party”.

RECITALS

Background and Restructuring

WHEREAS, Company is in the business of laboratory and interior construction, including the provision and servicing of laboratory furniture, interior woodwork, lab equipment, educational furniture, interior specialties, seating, environmental rooms, and related parts and supplies for the foregoing (the “Business”);

WHEREAS, prior to giving effect to the Restructuring (defined below), the Equityholders directly hold 100% of the issued and outstanding equity interests of Company (the “Securities”);

WHEREAS, prior to the Contribution (defined below), Company shall dissolve Black Heath Group, LLC (“Black Heath Group”), a Delaware limited liability company and wholly owned Subsidiary of Company (the “Dissolution”);

WHEREAS, in connection with the transactions contemplated hereby, following the Signing Date but at least three (3) Business Days prior to the Closing Date: (a) the Equityholders will form, or cause to be formed, a corporation organized under the laws of the State of Delaware (“Seller”); (b) a protective S corporation election on IRS Form 2553 will be made for Seller to be taxed as an “S corporation” under the Code; (c) the Equityholders will contribute 100% of the issued and outstanding Securities to Seller, in exchange for 100% of the issued and outstanding equity interests of Seller in a transaction intended to be a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code and pursuant to Revenue Ruling 2008-18 (the “Contribution”); and (d) Seller will file an IRS Form 8869 electing to treat Company as a “qualified subchapter S subsidiary,” within the meaning of Section 1361(b)(3)(B) of the Code, effective as of the date of the Contribution (the “QSub Election”) and mail such QSub Election to the IRS;

WHEREAS, at least two (2) Business Days after the date of the Contribution, Seller will cause Company to convert from a Virginia corporation to “Nycom, LLC”, a Delaware limited liability company (the “Conversion”; the Conversion, collectively with the Dissolution, Contribution and the QSub Election, the “Restructuring”); and

WHEREAS, the Equityholders will cause Seller to execute and deliver to Purchaser a joinder to this Agreement as a Seller Party, in form and substance reasonably satisfactory to Purchaser (the “Joinder Agreement”), promptly following the incorporation of Seller.

Sale Transaction

WHEREAS, following the Restructuring, Purchaser desires to acquire the Business from Seller, and Seller Parties desire to cause Seller to sell the Business to Purchaser;

WHEREAS, following the Restructuring and immediately prior to the Closing, Seller will directly hold 100% of the issued and outstanding Securities; and

WHEREAS, to effect the acquisition and sale of the Business, pursuant to this Agreement, at the Closing, Seller shall sell to Purchaser and Purchaser will purchase 100% of the issued and outstanding Securities.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“AAA” has the meaning set forth in Section 2.6(b).

“Accounting Firm” has the meaning set forth in Section 2.6(b).

“Accounting Principles” means in accordance with GAAP, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by Company in the preparation of the Illustrative Calculation of Adjusted Net Working Capital, provided, that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, the accounting principles, practices, procedures, policies and methods used in the preparation of the Illustrative Calculation of Adjusted Net Working Capital shall control; provided further, that the Accounting Principles (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing Date (except with respect to the calculation of Recapture Period Adjusted EBITDA, which shall reflect actual results for its applicable measurement period, subject to the definitions and adjustments expressly permitted by Annex 1.1(a)), and (c) shall follow the defined terms contained in this Agreement. The Accounting Principles shall be interpreted so as to avoid any double counting (whether positive or negative) of any item to be included in Adjusted Net Working Capital, Cash, Indebtedness or Company Transaction Expenses.

“Action” means any claim, action, suit, complaint, litigation, arbitration, appeal, hearing, proceeding, audit, charge, or investigation by or before any Governmental Authority.

“Adjusted EBITDA” has the meaning set forth in Annex 1.1(a).

“Adjusted Net Working Capital” means the amount equal to (a) Current Assets minus (b) Current Liabilities, calculated in accordance with the Accounting Principles and the Illustrative Calculation of Adjusted Net Working Capital.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right to direct or cause the direction of management and policies of a Person through the ownership of voting securities or interests, by contract, or otherwise.

“Affiliate Transactions” has the meaning set forth in Section 4.22(b).

“Agreement” has the meaning set forth in the Preamble.

“AI Technologies” means artificial intelligence, machine learning, neural network or similar system, device or process.

“Allocation Methodology” has the meaning set forth in Section 6.6(e).

“Alternative Financing” has the meaning set forth in Section 6.16(c).

“Associate” has the meaning as defined in Rule 12b-2 under the Exchange Act.

“Attorney Client Communications” has the meaning set forth in Section 10.14(b).

“Balance Sheet Date” means the date of the Latest Balance Sheet.

“Base Promissory Note Amount” means $20,000,000.00.

“Black Heath Group” has the meaning set forth in the Recitals.

“Business” has the meaning set forth in the Recitals.

“Business Contractors” means each independent contractor of Company who is listed on Schedule 4.7(e). Seller Parties may, with the consent of Purchaser (not to be unreasonably withheld, delayed or conditioned), update Schedule 4.7(e) from time to time until the Closing Date in order to maintain its accuracy.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in Statesville, North Carolina or Midlothian, Virginia.

“Business Employee” means any individual who is set forth on Schedule 4.7(d)(i) and is employed by Company as of the Closing, including any such individual who is on disability leave, authorized leave of absence, workers’ compensation leave, military service, or layoff with recall rights. Seller Parties may, with the consent of Purchaser (not to be unreasonably withheld, delayed or conditioned), update Schedule 4.7(d)(i) from time to time until the Closing Date in order to maintain its accuracy, including as a result of terminations, transfers, new hires, leaves and accidental errors or omissions, highlighting such changes.

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, technical documentation (design specifications, drawings, schedules, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), Tax Returns and other Tax work papers and files, in each case, limited to stand alone or pro forma Tax Returns and other Tax work papers and files of Company.

“Captive” means the Quest Health Captive, LLC, a Delaware limited liability company.

“Captive Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Quest Health Captive, LLC, effective January 2025, by and among Quest Health Captive, LLC and the Company, as may be amended from time to time.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended, or any similar applicable federal, state, provincial or local Law.

“Cash” means all unrestricted cash, cash equivalents, certificates of deposits, bank deposits and marketable securities (in each case, to the extent convertible to cash within thirty (30) days) held by Company as of the Measurement Time, determined on a consolidated basis in accordance with the Accounting Principles; provided, however, that “Cash” shall: (a) be calculated net of issued but uncleared checks, wire transfers, ACH transfers and drafts written or issued by Company at such time, in each case to the extent not included in accounts payable; (b) include all uncleared checks, wire transfers, ACH transfers and drafts deposited or pending deposit for the account of Company at such time, in each case to the extent not included in accounts receivable; and (c) shall exclude any restricted cash (including security deposits, cash held in escrow or posted for bonds and cash or cash equivalents not freely usable).

“Chosen Courts” has the meaning set forth in Section 10.5(a).

“Claims” has the meaning set forth in Section 6.9.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Date Indebtedness” means, as of immediately prior to the Closing, the aggregate amount of Indebtedness of Company.

“Closing Payment” means an amount equal to: (a) the Initial Purchase Price; plus (b) the Estimated Excess Amount, if any; minus (c) the Estimated Recapture Amount, if any; minus (d) the Closing Promissory Note Amount; minus (e) the Stock Consideration; minus (f) the Escrow Amount; plus (g) the excess, if any, of Estimated Adjusted Net Working Capital over Target Adjusted Net Working Capital; minus (h) the excess, if any, of Target Adjusted Net Working Capital over Estimated Adjusted Net Working Capital; plus (i) Estimated Cash; plus (j) Estimated CSI Credit Amount; plus (k) Estimated CSI Payoff Amount; minus (l) Estimated Closing Date Indebtedness; and minus (m) Estimated Unpaid Company Transaction Expenses.

“Closing Promissory Note Amount” means the Base Promissory Note Amount; plus (a) the Estimated Excess Amount, if any; minus (b) the Estimated Recapture Amount, if any.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with or legally binding commitment to any labor union, works council, employee association or other labor organization to which Company is a party or by which Company is bound or which relates to any Business Employee.

“Commission” has the meaning set forth in Section 5.11(a).

“Company” has the meaning set forth in the Recitals.

“Company Contracts” has the meaning set forth in Section 4.20(a).

“Company Data” means all data in any medium, including Confidential Information and Personal Information, in the possession, custody, or control of Company, or otherwise held or processed on Company’s behalf.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.2(i), Section 4.3, Section 4.5, and Section 4.22.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Company.

“Company Material Adverse Effect” means any event, development, effect or change that has had or would reasonably be expected to have a material adverse effect on (a) the Business, or the condition (financial or otherwise) or results of operations of Company (taken as a whole), other than any event, development, effect or change relating to or arising out of: (i) general economic, regulatory or political conditions or conditions in the financial, credit or securities markets (including changes in (A) interest or currency exchange rates or (B) tariffs imposed on imported goods); (ii) any acts of God, natural disasters, terrorism, hostilities, sabotage, cyber-attacks, war or any escalation or worsening of acts of terrorism, hostilities or war; (iii) any event, development or change in any of the industries or markets in which Company operates, including cyclical fluctuations and trends; (iv) any enactment of, change in, or change in interpretation of, applicable Law or in GAAP or applicable accounting standards; (v) COVID-19, any other epidemic or pandemic or any Emergency Measures; (vi) the announcement, execution, pendency or consummation of this Agreement or the transactions contemplated hereby, including any loss of, or adverse change in, the relationship of Company with its customers, suppliers, employees, contractors or other business partners to the extent resulting therefrom; (vii) any actions taken by, or at the written request of, Purchaser; or (viii) any actions required to be taken pursuant to this Agreement or any Transaction Document; but only to the extent, in the case of clauses (i) through (v), any event, development or change does not, individually or in the aggregate, have a materially disproportionate adverse impact on Company relative to other Persons in the industries in which Company operates; or (b) the ability of Company to consummate timely the transactions contemplated hereby, in each case of clauses (a) or (b), regardless of whether or not such adverse effect or change can be cured or whether Purchaser has knowledge of such effect or change on the Signing Date.

“Company Proprietary Software” has the meaning set forth in Section 4.13(g).

“Company Real Property” has the meaning set forth in Section 4.11(a).

“Company Real Property Leases” means the real property leases, subleases, licenses and other agreements with respect to the Company Real Property, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto.

“Company Transaction Expenses” means the aggregate amount of all fees and expenses (whether or not yet invoiced), incurred by, or on behalf of (or subject to reimbursement by), or to be paid or subject to reimbursement by, Company in connection with the sale process for Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreement contemplated hereby or the performance or consummation of the transactions contemplated hereby, in each case, to the extent unpaid immediately prior to the Closing, including (i) fees and expenses of counsel, advisors, consultants, investment bankers, service providers, accountants and auditors and experts engaged by, or on behalf of, Company in connection with the transactions contemplated by this Agreement; (ii) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (iii) fifty percent (50%) of all fees charged by the Escrow Agent; (iv) fifty percent (50%) of all premiums and underwriting costs associated with obtaining the R&W Insurance Policy; (v) one hundred percent (100%) of the D&O Tail Premium and any and all other fees associated with obtaining and maintaining the D&O Tail Policy; (vi) any compensatory payment (including on the settlement of any RSUs or any other equity-based or equity-linked, long-term incentive, sale, change in control, bonus, severance, termination or retention payments, obligations or similar amounts) that will or may become payable by Company to any employee or independent contractor related to, in connection with, or as a result of the transactions contemplated by this Agreement (including amounts payable or that may become payable under any employee retention agreements) and (vii) the employer portion of any employment or payroll Taxes payable in connection therewith; provided, however, that in no event shall “Company Transaction Expenses” include any fees or expenses incurred and wholly paid, or to be wholly paid, by Seller Parties (or any respective Affiliates of Seller Parties other than Company) on behalf of Company (including any such costs incurred at the Closing). For the avoidance of doubt, Company Transaction Expenses shall exclude any amounts taken into account in the calculation of Adjusted Net Working Capital or Indebtedness.

“Competing Activity” has the meaning set forth in Section 6.12(a)(i).

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, Company or a Seller Party as an owner of the Securities, as the case may be, in the performance of duties for, or on behalf of, Company or that relates to the Business, products, services or research of Company or any of its officers, directors, or employees, including: (a) internal business information of Company (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, Company or its customers and their respective confidential information; (c) any confidential or proprietary information of any third party that Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of Company, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, Company; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; (f) information related to the Company Intellectual Property and updates of any of the foregoing; (g) information obtained in connection with Section 8.5 during the prosecution or defense of any Third Party Claim; provided that “Confidential Information” shall not include any information (i) that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by any Seller Party or a Person that any Seller Party has direct control over; (ii) that is or becomes available to any Seller Party on a non-confidential basis from a source other than Company or its Representatives, provided that such source is not known by such Seller Party to be bound by any contractual or other obligation of confidentiality to Company or any other Person with respect to any of such information; or (iii) that any Seller Party can demonstrate is or was independently developed by such Seller Party or its Affiliates with no reference to or use of information that otherwise constitutes Confidential Information (but, for the avoidance of doubt, the foregoing does not include information that such Seller Party or its Affiliates had access to or developed prior to the Closing as the owner of, and to the extent relating to, the Business).

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated April 2, 2026, between Purchaser and Company (as may be amended or amended and restated, from time to time).

“Consent” means any consent, approval, authorization, waiver, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person.

“Consideration Allocation” has the meaning set forth in Section 6.6(e).

“Continuing Employee” means a Business Employee that is employed by Company as of the Closing Date.

“Contract” means any agreement, arrangement or contract, in each case whether written or oral.

“Contribution” has the meaning set forth in the Recitals.

“Conversion” has the meaning set forth in the Recitals.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease, or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any action or inaction by a Person or a third person in response to, or to comply with, any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with, related to or in response to COVID-19, including the CARES Act and Families First Act or any disaster plan of such Person or any change in applicable Laws related to, in connection with or in response to COVID-19.

“Credit Facility” means that certain revolving line of credit with Atlantic Union Bank.

“CSI Credit Amount” means the aggregate dollar amount equal to the ordinary course and documented monthly payments of principal and interest actually paid by Company, consistent with past practice, pursuant to that certain “CSI Promissory Note” for each of the months of August, September, October, November and December in the year 2026, and January in the year 2027.

“CSI Payoff Amount” means the dollar amount outstanding as of the Closing Date pursuant to that certain “CSI Promissory Note”.

“Current Assets” means the current assets (excluding Cash, any income Tax or deferred Tax Assets and including inventory) of Company as of the Measurement Time, determined on a consolidated basis in accordance with the Accounting Principles and the Illustrative Calculation of Adjusted Net Working Capital.

“Current Liabilities” means the current liabilities (excluding Indebtedness, Company Transaction Expenses and any income Tax or deferred Tax liabilities, but including Debt-Like Items) of Company as of the Measurement Time, determined on a consolidated basis in accordance with the Accounting Principles and the Illustrative Calculation of Adjusted Net Working Capital.

“D&O Tail Policy” has the meaning set forth in Section 6.15(c).

“D&O Tail Premium” has the meaning set forth in Section 6.15(c).

“Data Privacy Laws” means (a) all applicable Laws relating to data privacy, information security, breach notification, or the processing or transfer of Personal Information; (b) all applicable Laws concerning the security of information in Company’s products, services and Systems; (c) all Company Contracts that govern the use of Personal Information or the protection, security, or privacy of Company Data; and (d) Company’s written internal and posted policies that govern the use of Personal Information and/or privacy and the security of information in Company’s products, services, Systems, and Company Data.

“Debt-Like Items” means, with respect to Company, (a) employee bonuses that have accrued from January 1, 2027 to the Closing Date, (b) accrued commissions and incentives, (c) accrued employee vacation and paid time off, (d) unpaid sales tax liability for the Pre-Closing Tax Period, (e) non-income tax liability, (f) incurred but not reported claims liability, (g) cash collected on billings in excess of costs, and (h) accounts payable and accrued expenses associated with nonrecurring expenses.

“Debt Commitment Letter” has the meaning set forth in Section 5.4(a).

“Debt Financing” has the meaning set forth in Section 5.4(a).

“Debt Financing Documents” has the meaning set forth in Section 6.16(a).

“Debt Financing Fee Letter” has the meaning set forth in Section 5.4(a).

“Debt Financing Provisions” has the meaning set forth in Section 10.15(b).

“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated hereby, including the parties to any commitment letters (including the Debt Commitment Letter), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, attorneys, agents and representatives and their respective permitted successors and permitted assigns.

“Disclosure Schedule” means the written disclosure schedules delivered by Seller Parties to Purchaser in connection with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 2.6(b).

“Dissolution” has the meaning set forth in the Recitals.

“DOL” means the U.S. Department of Labor.

“Election to Proceed” has the meaning set forth in Section 9.2(b)(ii).

“Emergency Measures” means the impact of any emergency condition, in each case, that presents an immediate and material risk to health and human safety or any action or inaction that the Person taking such action reasonably determines is necessary or prudent for such Person to take in connection with any such emergency condition (including any COVID-19 Measures), including any epidemic, pandemic or other public health emergency, in each case, that presents an immediate and material risk to health and human safety.

“Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA, and all stock option, stock purchase, restricted stock, equity-based, compensation, bonus, incentive, transaction bonus, deferred compensation, retiree medical or life insurance, welfare benefit, cafeteria plan, retirement, pension, deferred compensation plan, paid time off, or other benefit plans, programs or arrangements, and all termination, severance or other contracts or agreements, which is established, maintained, sponsored, contributed to, or required to be contributed to by Company, for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of Company or any spouse or dependent of such individual, or under which Company has or may have any liability, contingent or otherwise (including through an ERISA Affiliate).

“Employee Payment” has the meaning set forth in Section 2.3(c).

“Employment Agreement” has the meaning set forth in Section 2.3(a)(ix) and in the form attached hereto as Exhibit F.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Environment” means any surface water, groundwater, land surface, subsurface strata, onshore and offshore (including bay) sediment, plant or animal life, natural resources, air (including indoor air and ambient air) and soil.

“Environmental Law” means any Law pertaining to: (a) pollution or protection of the Environment; (b) protection of human health and safety with respect to exposure to Hazardous Materials; or (c) the use, registration, management, generation, storage, treatment, recycling, disposal, discharge, transportation, Release, threatened Release, investigation or remediation of Hazardous Materials.

“Equityholder” or “Equityholders” has the meaning set forth in the Recitals.

“Equity Incentive Plan” means the Nycom, Inc. 2021 Amended and Restated Equity Incentive Plan, as may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that would, at any relevant time, be considered a single employer with Company within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit C.

“Escrow Amount” means $1,000,000.00.

“Estoppel Certificate” has the meaning set forth in Section 7.2(m).

“Estimated Adjusted EBITDA” has the meaning set forth in Section 2.5(a).

“Estimated Adjusted Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.5(a).

“Estimated Cash” has the meaning set forth in Section 2.5(a)(i)(A)(4).

“Estimated CSI Credit Amount” has the meaning set forth in Section 2.5(a).

“Estimated CSI Payoff Amount” has the meaning set forth in Section 2.5(a).

“Estimated Excess Amount” has the meaning set forth in Section 2.5(a).

“Estimated Purchase Price” means an amount equal to: (a) the Closing Payment, plus (b) the Closing Promissory Note Amount, plus (c) the Stock Consideration, plus (d) the Escrow Amount.

“Estimated Recapture Amount” has the meaning set forth in Section 2.5(a).

“Estimated Unpaid Company Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Excess Adjusted EBITDA” means an Adjusted EBITDA equal to $11,000,000.00.

“Excess Amount” has the meaning set forth in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Final Closing Statement” has the meaning set forth in Section 2.6(e).

“Final Consideration Allocation” has the meaning set forth in Section 6.6(e).

“Final Promissory Note Amount” has the meaning set forth in Section 2.6(e).

“Final Purchase Price” has the meaning set forth in Section 2.6(e).

“Financial Statements” has the meaning set forth in Section 4.8.

“Foreign Qualification” has the meaning set forth in Section 4.1(c).

“Fraud” means actual, knowing and intentional fraud (and not constructive fraud, negligent misrepresentation or omission, or any form of fraud premised solely on recklessness or negligence) committed by a Person in the making of any representation, warranty or statement in this Agreement (as modified by the Disclosure Schedule) or in any certificate delivered pursuant hereto, with the intent of deceiving the other Person to enter into this Agreement or to consummate the transactions contemplated hereby.

“Fundamental Representations” means the Company Fundamental Representations, the Purchaser Fundamental Representations and the Seller Party Fundamental Representations.

“GAAP” means generally accepted accounting principles in effect in the United States as of (a) the Closing Date for purposes of the Pre-Closing Statement and the Post-Closing Statement and (b) as of the applicable time of measurement for all other purposes under this Agreement.

“General Enforceability Exceptions” means, collectively: (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Government Contracts” means (a) all Contracts of Company with any Governmental Authority, including prime contracts, grants, cooperative agreements, cooperative research and development agreements, and “Other Transactions,” (b) all subcontracts entered into by Company at any tier under any Governmental Authority’s prime contracts with other Persons, (c) all Contracts that authorize Company to serve as a distributor, reseller or agent under Government Contracts held by other Persons, and (d) all basic ordering agreements, letter Contracts, purchase orders and delivery orders of Company with Governmental Authorities, including, as to all of the foregoing, all amendments, modifications and options thereunder or relating thereto. For purposes of clarity, Government Contracts do not include Permits.

“Governmental Authority” means any federal, state, local or foreign government or any organization created under an international convention or multilateral treaty (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing or arbitrator).

“Hazardous Materials” means any chemical, material, waste or substance that is defined, listed, classified or regulated as “hazardous,” “toxic,” “radioactive,” “pollutants,” “contaminants” or words of similar import under any Environmental Law, including petroleum, petroleum products, asbestos, lead-based paint, radon, urea formaldehyde, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.).

“Illustrative Calculation of Adjusted Net Working Capital” means the illustrative calculation of Adjusted Net Working Capital attached hereto as Exhibit B.

“Intended Tax Treatment” has the meaning set forth in Section 6.6(d).

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money (including all principal, interest, premiums, penalties, and breakage fees), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or pursuant to any guaranty with respect thereto, (c) all indebtedness of such Person created or arising under any conditional sale, title retention or similar agreement or creating an obligation of such Person with respect to the deferred purchase price of property or services (but excluding trade accounts payable in the ordinary course of business), including all obligations of such Person resulting from any earn-out (including those related to or arising out of any prior acquisition, business combination or similar transaction), (d) obligations under derivative financial instruments, including interest rate swaps, (e) any unfunded, vested liabilities of Company under deferred compensation plans and agreements that are subject to Section 409A of the Code and corresponding employer payroll taxes resulting from such payments, (f) all obligations of such Persons under leases required to be capitalized as a finance lease in accordance with GAAP (excluding the effects of ASC 842), (g) any payroll, social security or similar Taxes deferred pursuant to the CARES Act, (h) all obligations of such Person for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (i) all accrued but unpaid dividends, (j) all obligations of the type referred to in clauses (a)-(i) above of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, (k) all obligations of the type referred to in clauses (a)-(i) above of other Persons secured by any Lien on any asset, property or right of the Person with respect to which the Indebtedness is being determined (whether or not such obligation is assumed by the Person with respect to which the Indebtedness is being determined), but excluding any such Lien that will be released in accordance with the terms of the instruments governing such Liens upon the Closing, and (l) all accrued and unpaid interest, premiums, penalties, fees, expenses and other obligations relating to the foregoing in clauses (a)-(g) above. For the avoidance of doubt, Indebtedness shall exclude: (x) Debt-Like Items, (y) CSI Payoff Amount (as such definition is qualified by the dollar amount threshold stated therein), and (z) any amounts taken into account in the calculation of Adjusted Net Working Capital or Company Transaction Expenses.

“Indemnitee” has the meaning set forth in Section 8.5(a).

“Indemnitor” has the meaning set forth in Section 8.5(a).

“Initial Purchase Price” means $55,000,000.00.

“Insurance Policies” means, collectively, all of the insurance policies (including captive arrangements) maintained by Company, or by any Seller Party or its Affiliates on behalf of Company or the Business.

“Intellectual Property” means all intellectual property and related proprietary rights, including all U.S. and non-U.S. (a) patents, patent applications of any kind, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, restorations, and extensions thereof, (b) trademarks, service marks, certification marks, domain names, logos, slogans, trade dress, trade names, brand names, design rights, social media accounts and other similar designations of source or origin, together with all associated goodwill, whether registered or unregistered, (c) copyrights and works of authorship, whether or not copyrightable, moral rights, (d) trade secrets and other proprietary and confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, research and development data, inventions, (e) rights in software, including all source code, object code, scripts, firmware, assemblers, applets, compilers, development and design tools, user interfaces and data files and documentation, in any format, however fixed, and all media on which the foregoing is recorded, and (f) all applications and registrations for any of the foregoing.

“Intellectual Property Agreements” means all Contracts relating to Intellectual Property to which Company is a party or by which it is bound in connection with the Business or the Company Intellectual Property, including all licenses or sublicenses, development or co-development agreements, assignments, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases and permissions.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 4.13(f).

“Joinder Agreement” has the meaning set forth in the Recitals.

“Jon” has the meaning set forth in the Preamble.

“Jonathan” has the meaning set forth in the Preamble.

“Kewaunee Common Stock” means common stock of Kewaunee Scientific Corporation, a Delaware corporation, $2.50 par value (KEQU).

“Key Employee” or “Key Employees” means each Business Employee set forth on Annex 1.1(b).

“Knowledge of Company” (or any formulation herein expressly referencing “knowledge” of Company) means the actual knowledge, or the knowledge that would have been obtained after reasonable inquiry (and shall in no event encompass constructively imputed or similar concepts of knowledge, including any knowledge that may be imputed from the contents of the VDR or any documents or information made available therein, other than as expressly set forth herein), of Jon, Jonathan or any of the Persons listed on Annex 1.1(c) after reasonable inquiry of their direct reports or the person or persons with primary responsibility for a particular matter.

“KYC Information” means, collectively, (a) all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001; and (b) all documentation and other information regarding Company and the Business required for the certification regarding individual beneficial ownership “Beneficial Ownership Certification” required by 31 C.F.R. §1010.230.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Business as of September 30, 2026.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Order.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, claim, encroachment, easement, real property title defect, restriction, adverse claim, option, security interest, exclusive license or similar encumbrance of any kind with respect to such asset, including any contingent sale, title retention agreement or lease in the nature thereof. For the avoidance of doubt, the non-exclusive license or other grant of rights with respect to Intellectual Property entered into in the ordinary course of business, in and of itself, shall not be deemed to be a Lien.

“Lien Releases” means such agreements, certificates and other documentation (including UCC-3 termination statements, mortgage releases, intellectual property security releases and deposit account control agreement terminations) as Purchaser may reasonably request to demonstrate and evidence that the Securities, assets and property of Company are free from any and all Liens (including Liens securing Estimated Closing Date Indebtedness) other than Permitted Liens on the Closing Date.

“Lock-up Agreement” has the meaning set forth in Section 2.3(a)(iii) and in the form attached hereto as Exhibit E.

“Loss” or “Losses” means any and all demands, claims, liabilities, losses, damages, obligations, causes of action, fines, Taxes, penalties, costs, and expenses, including reasonable attorneys’ fees, costs and expenses, court costs, and other costs of suit; provided that “Loss” shall exclude punitive or exemplary damages except to the extent such damages are awarded and actually paid to a third party pursuant to a Third Party Claim.

“Manufacturer” or “Manufacturers” has the meaning set forth in Section 4.21.

“Material Customers” has the meaning set forth in Section 4.21.

“Measurement Time” means 11:59 p.m., Eastern time, on the date prior to the Closing Date.

“Misdirected Disbursement” has the meaning set forth in Section 6.13.

“Misdirected Payment” has the meaning set forth in Section 6.13.

“Notice of Claim” has the meaning set forth in Section 8.5(a).

“Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“ordinary course of business” means, with respect to any Person, in the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means the articles of incorporation, articles of association, certificate of incorporation, certificate of registration, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, memorandum of association, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Pay-Off Letters” shall mean customary pay-off letters or release letters with respect to the Estimated Closing Date Indebtedness, each in form and substance reasonably satisfactory to Purchaser pursuant to which the creditors party thereto agree that either (a) upon payment of the amount of the Indebtedness described therein, all obligations with respect to such Indebtedness will be indefeasibly paid in full and all Liens and credit support related thereto will be discharged and automatically released or (b) Company and all of its assets and Securities will be automatically released from any guarantee, lien or other obligation with respect thereto.

“Permits” has the meaning set forth in Section 4.16.

“Permitted Lien” means: (a) Liens for current Taxes or other governmental charges not yet due or payable or that are being contested in good faith and for which adequate reserves have been established by Company to the extent required under GAAP to the extent that such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar inchoate statutory Liens incurred in the ordinary course of business but that have not been perfected relating to obligations as to which there is no default on the part of Company, or that are being contested in good faith and for which a statutory bond or adequate and segregated reserves have been established by Company; (c) easements, rights of way, zoning ordinances, encroachments, matters of record, matters that would be disclosed by an accurate survey or inspection, or other title defects, in each case that do not, individually or in the aggregate, impair the marketability of title of the Company Real Property, impair the use and operations of the Company Real Property for the Business as presently conducted or materially impair the value of the parcel of the Company Real Property to which they relate; (d) Liens with respect to any obligations as lessee under capitalized leases; (e) rights, interests, Liens of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under the Company Real Property Leases; and (f) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, limited liability partnership, joint venture, person, trust, association, organization or any other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to Company, is capable of identifying an individual), protected health information as defined under 45 C.F.R. § 160.103, or that is considered personal data regulated under Privacy and Information Security Requirements, including HIPAA or Part 2 Regulations.

“Post-Closing Covenants” has the meaning set forth in Section 8.1.

“Post-Closing Statement” has the meaning set forth in Section 2.6(a).

“Pre-Closing Covenants” has the meaning set forth in Section 8.1.

“Pre-Closing Statement” has the meaning set forth in Section 2.5(a).

“Pre-Closing Tax Period” means (i) any taxable period beginning on or before the Closing Date and (ii) the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means all (i) Taxes imposed on or with respect to Company for any Pre-Closing Tax Period, (ii) all Taxes of any other Person imposed on Company as a transferee or successor, by Contract, or by operation of Law, in each case which relate to an event or transaction arising before the Closing, and (iii) any withholding Tax imposed or otherwise due with respect to any payment under this Agreement.

“Privacy and Information Security Requirements” means (a) all Data Privacy Laws; (b) all Company Contracts that govern the use of Personal Information or the protection, security, or privacy of Company Data; and (c) Company’s written internal and posted policies that govern the use of Personal Information and/or the privacy and the security of information in Company’s products, services, Systems, and Company Data.

“Pro Forma 8-K” means a Current Report on Form 8-K to be filed by Purchaser, which will include pro forma financial statements prepared by Purchaser with respect to Purchaser’s acquisition of the Business (including as contemplated by Article 11 of Regulation S-X) and historical financial statements of Company as contemplated by Rule 3-05 of Regulation S-X.

“Prohibited Financing Amendments” has the meaning set forth in Section 6.16(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Disbursement Schedule” has the meaning set forth in Section 2.5(b).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Purchaser Assignee” has the meaning set forth in Section 10.3.

“Purchaser Claims” has the meaning set forth in Section 8.2.

“Purchaser Election Period” has the meaning set forth in Section 9.2(b)(ii).

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.6, Section 5.9, and Section 5.10.

“Purchaser Indemnified Group” has the meaning set forth in Section 8.2.

“Purchaser Material Adverse Effect” means any event, development or change that would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or that would prevent or materially impede or delay the consummation by Purchaser of the transactions contemplated hereby.

“Purchaser Related Entities” has the meaning set forth in Section 10.14(b).

“QSub Election” has the meaning set forth in the Recitals.

“R&W Insurance Policy” means the representation and warranty insurance policy issued by the R&W Insurer to Purchaser with respect to this Agreement in the form delivered to Seller Parties prior to the execution of this Agreement.

“R&W Insurer” means Beazley Excess and Surplus Insurance, Inc.

“Recapture Amount” has the meaning set forth in Section 2.2.

“Recapture Dispute” has the meaning set forth in Section 2.7(d).

“Recapture Period” has the meaning set forth in Section 2.7(b).

“Recapture Period Adjusted EBITDA” has the meaning set forth in Annex 1.1(a).

“Recapture Review Period” has the meaning set forth in Section 2.7(d).

“Recapture Statement” has the meaning set forth in Section 2.7(c).

“Recapture Statement of Objections” has the meaning set forth in Section 2.7(d).

“Registered Intellectual Property” has the meaning set forth in Section 4.13(a).

“Reimbursing Party” has the meaning set forth in Section 6.13.

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the Environment.

“Released Parties” has the meaning set forth in Section 6.9.

“Releasing Parties” has the meaning set forth in Section 6.9.

“Representative” means a Person’s officers, directors, Affiliates, Associates, employees, agents, and advisors (including attorneys, accountants, consultants, underwriters and financial advisors).

“Restraints” has the meaning set forth in Section 7.1(a).

“Restricted Party” and “Restricted Parties” has the meaning set forth in Section 6.12(a).

“Restructuring” has the meaning set forth in the Recitals.

“Retention Restricted Stock Agreements” has the meaning set forth in Section 6.21.

“Review Period” has the meaning set forth in Section 2.6(b).

“RSU” means a restricted stock unit awarded under the Equity Incentive Plan and that is outstanding as of immediately prior to the Closing.

“RSU Awardee” means an individual holding an RSU.

“RWI Exclusions” has the meaning set forth in Section 8.2(a)(vi).

“Sanctioned Country” means a country that is the target of comprehensive or significant Sanctions (including, as of the Signing Date, Cuba, Iran, North Korea, Russia, Syria, Venezuela, and the Donetsk, Luhansk, and Crimea regions of Ukraine).

“Sanctions” means applicable economic or financial sanctions or trade embargoes, including those imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC Reports” has the meaning set forth in Section 5.11(a).

“Securities” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means (a) any actual or attempted unauthorized access, acquisition, alteration, modification, loss, theft, corruption or other unauthorized processing of Personal Information or other Company Data in Company’s possession or control, or (b) any breach of the security of or other unauthorized access to or use of Company’s Systems.

“Seller” has the meaning set forth in the Recitals.

“Seller Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Seller Claims” has the meaning set forth in Section 8.3.

“Seller Indemnified Group” has the meaning set forth in Section 8.3.

“Seller Party” or “Seller Parties” has the meaning set forth in the Preamble.

“Seller Party Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4 and Section 3.5.

“Seller Party Material Adverse Effect” means any event, development or change that would have a material adverse effect on the ability of such Seller Party to perform its obligations under this Agreement, or that would prevent or materially impede or delay the consummation by such Seller Party of the transactions contemplated hereby.

“Setoff Right” has the meaning set forth in Section 10.11.

“Signing Date” has the meaning set forth in the Preamble.

“Statement of Objections” has the meaning set forth in Section 2.6(b).

“Stock Consideration” has the meaning set forth in Section 2.3.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subordinated Promissory Note” has the meaning set forth in Section 2.3 and substantially in the form attached hereto as Exhibit D.

“Subsidiary” means, with respect to any specified Person, any: (a) corporation, more than 50% of the outstanding voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (b) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than 50% of the outstanding equity interests thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such partnership, joint venture, association or other entity.

“Systems” means those information technology assets, computer systems, devices, mobile devices, equipment, hardware, servers, networks, telecommunications systems and related infrastructure and facilities owned by Company.

“Target Adjusted EBITDA” means an Adjusted EBITDA equal to $9,300,000.00.

“Target Adjusted Net Working Capital” means $ 21,102,000.00.

“Tax Asset” has the meaning set forth in Section 6.6(k).

“Tax Claim” has the meaning set forth in Section 6.6(j).

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, provincial, local or non-U.S. taxes, fees, assessments, and other governmental charges of a similar nature (whether imposed directly or through withholding), including all income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, capital, franchise, profits, withholding, social security (or similar, including governmental pension plan contributions and employment and unemployment insurance premiums), unemployment, disability, net worth, real property, personal property, unclaimed property, sales, use, goods and services, harmonized sales, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any obligations to repay any Taxes or Tax credits, governmental grants, subsidies or similar amounts, and including any interest, additions to tax, or penalties applicable thereto, as well as any liability for the foregoing pursuant to Law, Contract or otherwise.

“Taxing Authority” means the IRS and any other U.S. or non-U.S. Governmental Authority responsible for the assessment, imposition, auditing or collection of any Taxes or collection or review of any Tax Returns.

“Third Party Claim” means any Action, in each case with respect to a Loss or potential Loss, made or brought by any Person other than Purchaser, any Seller Party or their respective Affiliates.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at Title 19 of the C.F.R., and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Transaction Documents” means this Agreement (including the Disclosure Schedule and the Exhibits, schedules, and annexes hereto and thereto), the Escrow Agreement, the Subordinated Promissory Note, the Employment Agreement, the Lock-up Agreement, the Retention Restricted Stock Agreements, the Estoppel Certificates, the Confidentiality Agreement (but only prior to termination thereof pursuant to Section 6.2(d)), and any other agreements, certificates and instruments to be executed or delivered in connection herewith or therewith or pursuant hereto or thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“VDR” means the virtual data room entitled “Project New Horizon” maintained by Intralinks Inc.

“WARN Act” has the meaning set forth in Section 4.7(b).

“Williams Mullen” has the meaning set forth in Section 10.14(a).

“Willful Breach” means with respect to any covenant or agreement, any intentional or deliberate action or omission that constitutes a breach of such covenant or agreement and that the breaching party knows is or would constitute a breach of such covenant or agreement.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale.

(a) Seller Parties and Purchaser hereby agree that, upon the terms and subject to the satisfaction or waiver, to the extent not prohibited by applicable Law, of the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right and title to, and interest in, the Securities, free and clear of all Liens, except for any restriction on transfer of securities pursuant to applicable securities Laws.

(b) In consideration for the sale, conveyance, assignment, transfer and delivery of the Securities by Seller to Purchaser, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay an aggregate amount equal to the Purchase Price as further detailed in Section 2.2.

Section 2.2 Purchase Price. The aggregate purchase price for the Securities (the “Purchase Price”) shall be:

(a)	Fifty-Five Million Dollars ($55,000,000.00) (the “Initial Purchase Price”);

(b)	plus the excess, if any, of Adjusted EBITDA over Excess Adjusted EBITDA, multiplied by five (5) (the “Excess Amount”);

(c)	minus the excess, if any, of Target Adjusted EBITDA over Adjusted EBITDA, multiplied by five (5) (the “Recapture Amount”);

(d)	plus the excess, if any, of Adjusted Net Working Capital over Target Adjusted Net Working Capital;

(e)	minus the excess, if any, of Target Adjusted Net Working Capital over Adjusted Net Working Capital;

(f)	plus Cash;

(g)	plus CSI Credit Amount;

(h)	plus CSI Payoff Amount;

(i)	minus Closing Date Indebtedness;

(j)	minus Company Transaction Expenses.

Section 2.3 Transactions to be Effected at the Closing.

(a) Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall:

(i) pay and deliver the Closing Payment to Seller by means of a wire transfer of immediately available cash funds to an account as directed by Seller in writing prior to the Closing;

(ii) deliver a subordinated promissory note, in the form set forth on Exhibit D hereto (the “Subordinated Promissory Note”) to Seller, in the aggregate amount of the Closing Promissory Note Amount, duly executed by Purchaser;

(iii) issue to Seller $5,000,000 in the form of Kewaunee Common Stock, calculated based on an average of the thirty (30) day trailing price per share as of the Signing Date (but prior to any public announcement of the transactions contemplated hereby) (the “Stock Consideration”), subject to the lock-up agreement in the form set forth on Exhibit E hereto (the “Lock-up Agreement”);

(iv) pay, or cause to be paid, the Escrow Amount to the Escrow Agent, to be held pursuant to and in accordance with the Escrow Agreement;

(v) on behalf of Company, cause the Estimated CSI Payoff Amount to be repaid in full to the Person entitled thereto pursuant to the Pay-Off Letter delivered pursuant to Section 7.2(h);

(vi) on behalf of Company, cause the Estimated Closing Date Indebtedness to be repaid in full to the Person or Persons entitled thereto pursuant to the Pay-Off Letters delivered pursuant to Section 7.2(h);

(vii) on behalf of Company, pay the Estimated Unpaid Company Transaction Expenses to the Person or Persons entitled thereto pursuant to the instructions delivered by Seller in writing at least three (3) Business Days prior to the Closing Date (which instructions shall include final invoices as contemplated by Section 2.5(a)(ii)), in each case, as further specified in Section 2.6;

(viii) deliver to Seller, the certificate contemplated by Section 7.3(c), signed on behalf of Purchaser by an officer of Purchaser;

(ix) deliver to Seller, the employment agreement with Jonathan, substantially in the form attached hereto as Exhibit F (the “Employment Agreement”), duly executed by Purchaser;

(x) appoint Jon as a member of Purchaser’s board of directors;

(xi) deliver to Seller a counterpart signature page to the Lock-up Agreement, duly executed by Purchaser; and

(xii) deliver to Seller a counterpart signature page to the Escrow Agreement, duly executed by Purchaser.

(b) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i) the certificate contemplated by Section 7.2(f) signed by (A) an authorized officer for each of Seller and Company and (B) each other Seller Party;

(ii) a counterpart signature page to the Subordinated Promissory Note, duly executed by Seller;

(iii) the Employment Agreement, duly executed by Jonathan;

(iv) a counterpart signature page to the Lock-up Agreement, duly executed by Seller;

(v) a counterpart signature page to the Escrow Agreement, duly executed by Seller;

(vi) a resolution of Company’s board of directors, in form and substance reasonably satisfactory to Purchaser, approving the termination of the Equity Incentive Plan and all participant rights thereunder; and

(vii) a signed acknowledgment, in form and substance reasonably satisfactory to Purchaser, from each RSU Awardee setting forth the amount of the cash settlement of such RSU Awardee’s RSUs and releasing Company and its Affiliates (including, following the Closing, Purchaser) of any liability with respect to the Equity Incentive Plan (other than an RSU Awardee’s right to receive payment on the settlement of such RSU in accordance with the Equity Incentive Plan).

(c) To the extent that any component of the Estimated Unpaid Company Transaction Expenses is identified on the Pre-Closing Statement as a component to be paid to a Continuing Employee through Company’s regular payroll (each, an “Employee Payment”), Purchaser shall pay, or cause to be paid, such dollar amount to Company at the Closing, and Company shall pay the Employee Payment to the applicable Continuing Employee on or no later than the end of the second regular payroll cycle of Company following the Closing Date.

Section 2.4 Closing. The closing of the purchase and sale of the Securities (the “Closing”) shall take place: (a) remotely via the exchange of documents and signatures, on or after February 1, 2027, subject to the satisfaction or waiver (to the extent waiver is not prohibited by applicable Law) of all of the conditions in Section 7.1, Section 7.2 and Section 7.3; or (b) at such other place, time or date as Purchaser and Seller may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. Eastern time on the Closing Date other than for Tax purposes.

Section 2.5 Deliveries by Seller Prior to the Closing Date. No later than five (5) Business Days prior to the Closing Date, Seller shall cause Company to prepare and deliver to Purchaser:

(a) (i) a statement (the “Pre-Closing Statement”) that sets forth: (A) Seller’s good faith estimate of the amount of each of: (1) Adjusted EBITDA (the “Estimated Adjusted EBITDA”); (2) (i) Recapture Amount (the “Estimated Recapture Amount”), if any, or (ii) Excess Amount (the “Estimated Excess Amount”), if any; (3) Adjusted Net Working Capital (the “Estimated Adjusted Net Working Capital”); (4) Cash (the “Estimated Cash”); (5) CSI Credit Amount (the “Estimated CSI Credit Amount”); (6)

CSI Payoff Amount (the “Estimated CSI Payoff Amount”); (7) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”); and (8) Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”), and Purchaser shall have the right to review and comment on the foregoing estimates, which Seller shall consider in good faith and subsequently make any agreed-upon changes to the foregoing estimates; and (B) the resulting calculation of the Estimated Purchase Price and the Closing Promissory Note Amount, in each case prepared in good faith in accordance with the Accounting Principles (and the applicable definitions contained therein); and (ii) invoices or similar supporting documentation with respect to the Estimated Unpaid Company Transaction Expenses set forth in the Pre-Closing Statement;

(b) a schedule (the “Purchase Price Disbursement Schedule”) that sets forth: (i) the Person(s) to which the Estimated CSI Payoff Amount and the Estimated Closing Date Indebtedness are required to be paid, the applicable amounts required to be paid to such Person(s) and the applicable accounts to which the funds should be wired on the Closing Date; and (ii) the Person(s) to which the Estimated Unpaid Company Transaction Expenses are due, the applicable amounts due to such Person(s) and the applicable accounts to which the funds should be wired on the Closing Date; and

(c) Seller shall, and shall cause Company to, instruct employees, counsel, accountants, financial advisors and other representatives to cooperate in good faith with Purchaser in connection with Purchaser’s review of the Pre-Closing Statement and the Purchase Price Disbursement Schedule, and the resolution of any disputes with respect thereto.

Section 2.6 Post-Closing Adjustment. The Estimated Purchase Price shall be adjusted following the Closing as provided in this Section 2.6:

(a) As promptly as practicable, but in any event within one hundred twenty (120) calendar days after the Closing Date, Purchaser shall prepare in good faith and deliver to Seller a statement that sets forth: (i) Purchaser’s good faith calculation of the amount of each of: (1) Adjusted EBITDA; (2) (i) Recapture Amount, if any, or (ii) Excess Amount, if any; (3) Adjusted Net Working Capital; (4) Cash; (5) CSI Credit Amount; (6) CSI Payoff Amount; (7) Closing Date Indebtedness; and (8) Company Transaction Expenses; and (ii) the resulting calculation of the Purchase Price and the Closing Promissory Note Amount (collectively, the “Post-Closing Statement”), in each case prepared in accordance with the Accounting Principles (and the applicable definitions contained therein) and including reasonable supporting documentation used by Purchaser in the preparation of the Post-Closing Statement and each component of the Purchase Price.

(b) Following receipt of the Post-Closing Statement, Seller shall have thirty (30) calendar days (the “Review Period”) to review such Post-Closing Statement (including the determination of the Purchase Price and the Closing Promissory Note Amount). If Seller has accepted such Post-Closing Statement in writing or has not given written notice to Purchaser setting forth any objection to such Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the Post-Closing Statement (including the determination of the Purchase Price) shall be final and binding upon the parties. In the event that Seller delivers a Statement of Objections during the Review Period, each of Purchaser and Seller shall use its reasonable efforts to resolve such objections within thirty (30) calendar days following the receipt by Purchaser of such Statement of Objections (any unresolved objection following such 30-calendar day period, a “Dispute”). After such 30-calendar day period, any item or matter that is not a Dispute shall become final and binding. If Purchaser and Seller are unable to resolve all objections during such 30-calendar day period, then any remaining Dispute(s), and only such remaining Dispute(s), shall be resolved by an accounting firm mutually agreed to by Purchaser and Seller (the “Accounting Firm”). If Purchaser and Seller cannot agree on an accounting firm within thirty (30) calendar days of determining that an accounting firm must be appointed as contemplated by the preceding sentence, then Seller or Purchaser may submit a request to the American Arbitration Association (“AAA”) requesting appointment of a nationally recognized independent certified public accounting firm to serve as the Accounting Firm, and Purchaser and Seller shall cooperate to promptly engage the Accounting Firm appointed by AAA on the terms contemplated by this Section 2.6(b). The Accounting Firm shall act as an expert, and not an arbitrator, and be instructed to resolve any such remaining Dispute(s) in accordance with the Accounting Principles (and the applicable definitions contained therein), the Illustrative Calculation of Adjusted Net Working Capital and Annex 1.1(a) regarding Adjusted EBITDA, within sixty (60) calendar days after its appointment. The resolution of such Dispute(s) by the Accounting Firm shall: (i) be set forth in a reasoned written decision; (ii) be within the range of values established for such amount as determined by reference to the value assigned to such amount by Seller in the Statement of Objections and by Purchaser in the Post-Closing Statement; (iii) constitute an enforceable award; (iv) be conclusive and binding upon all of the parties upon which a judgment may be rendered by a court of competent jurisdiction; and (v) except in the case of a manifest calculation error, be limited to a determination as to whether such Dispute is calculated in accordance with the Accounting Principles (and the applicable definitions contained therein), the Illustrative Calculation of Adjusted Net Working Capital and Annex 1.1(a) regarding Adjusted EBITDA. During the review by the Accounting Firm, Purchaser and Seller and their respective accountants shall each be entitled to make simultaneous initial written submissions and simultaneous reply written submissions to the Accounting Firm, and shall make available to the Accounting Firm all information, books, records and work papers, as may be reasonably required by the Accounting Firm to fulfill their obligations pursuant to this Section 2.6(b); provided, however, that the accountants of each of Purchaser, Seller and Company shall not be obligated to make any work papers available to the Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Purchaser, on the one hand, and Seller, on the other hand, shall not engage in ex parte communications with the Accounting Firm without the prior written consent of the other party or without the other party having the opportunity to participate in (and, to the extent of any written communications, being concurrently provided with a copy of any such communication). Each of Purchaser and Seller agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination by the Accounting Firm, except that the foregoing shall not preclude an Action to enforce such determination.

(c) For the purpose of complying with the terms set forth in Section 2.6(b), during the Review Period and until each Dispute (if any) has been resolved under Section 2.6(b), Purchaser, on the one hand, and Seller, on the other hand, shall, and shall cause their respective Representatives to, and Seller shall cause Company and its Representatives to, cooperate with and promptly make available to each other and their respective Representatives all information, records, data and working papers, including historical financial information relating to Company, and shall permit reasonable access (during normal business hours and without undue interruption to its business) to its facilities and personnel, as may be reasonably requested in connection with the preparation and review of the Post-Closing Statement and the resolution of any disputes with respect thereto.

(d) All fees, costs and expenses of AAA and the Accounting Firm incurred pursuant to this Section 2.6 shall be allocated between Purchaser and Seller by the Accounting Firm based on the inverse proportion of each party’s success in the Dispute. By way of example, if Seller disputes a total of $100 and the Accounting Firm awards $60 in favor of Seller, Purchaser shall pay 60% (and Seller shall pay 40%) of all fees, costs and expenses of AAA and the Accounting Firm.

(e) The Post-Closing Statement, as prepared and determined pursuant to Section 2.6(a) and Section 2.6(b), shall be deemed final and binding for all purposes upon the earliest of: (i) the failure of Seller to deliver a Statement of Objections to Purchaser prior to the expiration of the Review Period; (ii) the resolution of all Disputes pursuant to Section 2.6(b) by Seller and Purchaser; and (iii) the resolution of all Disputes pursuant to Section 2.6(b) by the Accounting Firm. For the purposes of this Agreement, the “Final Closing Statement” means the Post-Closing Statement, as finally determined (including by modification or adjustment) pursuant to the terms and conditions of this Section 2.6, the “Final Promissory Note Amount” means the Base Promissory Note Amount, plus the Excess Amount, if any, minus the Recapture Amount, if any, in each case calculated using the Adjusted EBITDA set forth in the Final Closing Statement, subject to further adjustment pursuant to Section 2.6(f) and Section 2.7(e), and the “Final Purchase Price” means the Purchase Price as calculated based on the Adjusted EBITDA, Adjusted Net Working Capital, Cash, CSI Credit Amount, CSI Payoff Amount, Closing Date Indebtedness, and Company Transaction Expenses set forth in the Final Closing Statement. Upon the Final Closing Statement becoming final and binding, the principal amount of the Subordinated Promissory Note shall be increased or decreased, as applicable, to reflect the Final Promissory Note Amount, giving effect to all prior principal payments and other reductions. Solely for purposes of calculating interest, the Final Promissory Note Amount, after giving effect to the adjustments pursuant to Section 2.6(f) but excluding any subsequent increase pursuant to Section 2.7(e), shall be treated as the principal amount of the Subordinated Promissory Note as of the Closing Date. All accrued interest and any interest previously paid or capitalized shall be recalculated accordingly from the Closing Date at the rate and in accordance with the terms of the Subordinated Promissory Note, giving effect to the dates and amounts of all intervening principal payments and other reductions and without counting any adjustment more than once. Interest on any subsequent increase pursuant to Section 2.7(e) shall accrue only as expressly provided in that Section. To the extent the final Adjusted EBITDA is increased or decreased in accordance with this Section 2.6, then the Excess Amount and the Recapture Amount shall each be recalculated based upon such final Adjusted EBITDA.

(f) If the Estimated Purchase Price, minus the Estimated Excess Amount, if any, plus the Estimated Recapture Amount, if any, exceeds the Final Purchase Price, minus the Excess Amount, if any, plus the Recapture Amount, if any (such excess amount, the “Seller Adjustment Amount”), then Purchaser and Seller shall deliver joint written instructions to the Escrow Agent directing it to pay to Purchaser from the funds remaining in escrow the lesser of the Seller Adjustment Amount and such remaining funds. To the extent the Seller Adjustment Amount exceeds the amount so payable from escrow, the outstanding unpaid principal amount of the Subordinated Promissory Note, after giving effect to Section 2.6(e) and all prior principal payments and other reductions, shall automatically be reduced by such excess, but not below zero, and the Final Promissory Note Amount shall be correspondingly reduced. Seller shall pay to Purchaser any remaining deficiency by wire transfer of immediately available funds in accordance with the written instructions provided by Purchaser within two (2) Business Days after the Final Closing Statement and the Final Purchase Price have each been determined pursuant to Section 2.6(e). If the Final Purchase Price, minus the Excess Amount, if any, plus the Recapture Amount, if any, exceeds the Estimated Purchase Price, minus the Estimated Excess Amount, if any, plus the Estimated Recapture Amount, if any (such excess amount, the “Purchaser Adjustment Amount”), then Purchaser and Seller shall deliver joint written instructions to the Escrow Agent directing it to deliver all funds remaining in escrow to Seller, and the Final Promissory Note Amount and the outstanding unpaid principal amount of the Subordinated Promissory Note shall automatically increase by the Purchaser Adjustment Amount, effective as of the date that the Final Closing Statement and the Final Purchase Price have each been determined pursuant to Section 2.6(e). If, following application of the Seller Adjustment Amount, any funds remain in escrow, or if neither a Seller Adjustment Amount nor a Purchaser Adjustment Amount exists, Purchaser and Seller shall deliver joint written instructions to the Escrow Agent directing it to deliver all such remaining funds to Seller. No amount recovered from escrow, by reduction of Subordinated Promissory Note principal or by payment from Seller shall be recovered more than once. Any Escrow Amount paid to any party pursuant to this Section 2.6 shall be paid in accordance with the instructions and timing set forth in the Escrow Agreement. The parties shall treat all payments and principal adjustments made pursuant to this Section 2.6(f) as adjustments to the Purchase Price with respect to the applicable Securities for Tax purposes to the maximum extent permitted by applicable Law. Within five (5) Business Days after the Final Closing Statement becomes final and binding, Purchaser shall execute and deliver to Seller an amended and restated Subordinated Promissory Note evidencing the Final Promissory Note Amount, after giving effect to the adjustments pursuant to this Section 2.6(f) and all prior principal payments and other reductions, with any interest payments recalculated and adjusted, as applicable. Each adjustment to principal pursuant to Section 2.6(e) or this Section 2.6(f) shall be effective upon the Final Closing Statement becoming final and binding, notwithstanding any delay in executing or delivering such amended and restated Subordinated Promissory Note. Such amended and restated Subordinated Promissory Note shall evidence the same indebtedness, as adjusted, shall not constitute a novation or duplicate any obligation, and shall otherwise preserve the terms of the Subordinated Promissory Note then in effect.

Section 2.7 Recapture Amount.

(a) In the event that any Recapture Amount exists, the Recapture Amount shall be released in accordance with this Section 2.7.

(b) Recapture Period. The twelve (12) consecutive month period commencing on January 1, 2027 and ending on December 31, 2027 shall be the recapture measurement period (the “Recapture Period”).

(c) Recapture Statement. As promptly as practicable, but in any event within ninety (90) calendar days after the expiration of the Recapture Period, Purchaser shall prepare in good faith and deliver to Seller a written statement (the “Recapture Statement”) setting forth Purchaser’s calculation of the Recapture Period Adjusted EBITDA, together with reasonable supporting documentation used by Purchaser in the preparation of such calculation. The Recapture Statement shall be prepared in accordance with the Accounting Principles, Annex 1.1(a) and the applicable definitions contained in this Agreement.

(d) Review of Recapture Statement. Following receipt of the Recapture Statement, Seller shall have thirty (30) calendar days (the “Recapture Review Period”) to review such Recapture Statement. If Seller has accepted the Recapture Statement in writing or has not given written notice to Purchaser setting forth any objection to the Recapture Statement (a “Recapture Statement of Objections”) prior to the expiration of the Recapture Review Period, then the Recapture Statement shall be final and binding upon the parties. In the event that Seller delivers a Recapture Statement of Objections during the Recapture Review Period, each of Purchaser and Seller shall use its commercially reasonable efforts to resolve such objections within thirty (30) calendar days following the receipt by Purchaser of such Recapture Statement of Objections (any unresolved objection following such 30-calendar day period, a “Recapture Dispute”). After such 30-calendar day period, any item or matter that is not a Recapture Dispute shall become final and binding. If Purchaser and Seller are unable to resolve all objections during such 30-calendar day period, then any remaining Recapture Dispute(s), and only such remaining Recapture Dispute(s), shall be resolved by the Accounting Firm and the procedural provisions of Section 2.6(b) (including provisions relating to ex parte communications and cooperation) shall apply mutatis mutandis to any Recapture Dispute.

(e) Recapture Payment. The Recapture Statement, as prepared and determined pursuant to Section 2.7(c) and Section 2.7(d), shall be deemed final and binding for all purposes upon the earliest of: (i) the failure of Seller to deliver a Recapture Statement of Objections to Purchaser prior to the expiration of the Recapture Review Period; (ii) the resolution of all Recapture Disputes by Seller and Purchaser; and (iii) the resolution of all Recapture Disputes by the Accounting Firm. If, based on the final Recapture Statement, the Recapture Period Adjusted EBITDA equals or exceeds the Target Adjusted EBITDA, the Final Promissory Note Amount and the outstanding principal amount of the Subordinated Promissory Note shall automatically increase, on a one-time basis, by the Recapture Amount finally determined pursuant to Section 2.6, effective as of the date the Recapture Statement becomes final and binding. Notwithstanding anything to the contrary in this Agreement, interest on the principal amount added pursuant to this Section 2.7(e)

shall accrue at the rate provided in the Subordinated Promissory Note only from and after the date the Recapture Statement becomes final and binding, and no interest shall accrue on such added principal amount for any period before that date. Such increase shall not reverse or otherwise affect any prior principal payment, setoff or other adjustment or reduction, other than restoring the reduction attributable to such Recapture Amount. Within five (5) Business Days thereafter, Purchaser shall execute and deliver to Seller an amended and restated Subordinated Promissory Note reflecting such increase and the interest accrual commencement date specified in this Section 2.7(e), and preserving all other terms of the Subordinated Promissory Note then in effect. Such increase shall be effective notwithstanding any delay in executing or delivering that instrument, which shall evidence the same indebtedness, as adjusted, and shall not constitute a novation or duplicate any obligation. The parties shall treat all payments and principal adjustments made pursuant to this Section 2.7(e) as adjustments to the Purchase Price with respect to the applicable Securities for Tax purposes to the maximum extent permitted by applicable Law (taking into account Sections 483 and 1274 of the Code).

(f) Cooperation. During the Recapture Review Period and until each Recapture Dispute (if any) has been resolved under Section 2.7(d), Purchaser, on the one hand, and Seller, on the other hand, shall, and shall cause their respective Representatives to, cooperate with and promptly make available to each other and their respective Representatives all information, records, data and working papers, as may be reasonably requested in connection with the preparation and review of the Recapture Statement and the resolution of any disputes with respect thereto.

(g) Conduct of Business During Recapture Period. Nothing in this Section 2.7(g) shall be construed to (i) require Purchaser or Company to operate the Business in any particular manner or take any action for the purpose of achieving the Target Adjusted EBITDA, (ii) restrict Purchaser or Company from making changes to the Business, including with respect to employees, operations, product lines, or corporate strategy, that Purchaser determines in good faith are in the best interests of the Business, or (iii) provide Seller with any right to direct or participate in the management of the Business.

Section 2.8 Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser (and its Affiliates) and any applicable payor shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that unless such deduction or withholding results from the failure of Seller to comply with Section 6.6(e) (“FIRPTA”) or from the making of a compensatory payment, Purchaser shall use commercially reasonable efforts to provide at least five (5) Business Days’ notice of any such intention to deduct or withhold and shall reasonably cooperate with Seller to mitigate the imposition of any such deduction or withholding. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the correspondingly numbered Disclosure Schedule, each Seller Party hereby jointly and severally represents and warrants to Purchaser, as of the Signing Date and as of the Closing Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date) as follows:

Section 3.1 Authority; Enforceability. Each Seller Party has the necessary or requisite power, authority and legal capacity to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by such Seller Party, and to perform and consummate the transactions contemplated hereby and thereby. This Agreement has been, and all agreements and documents contemplated hereby to be executed and delivered by such Seller Party shall be, duly and validly executed and delivered by such Seller Party and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of such Seller Party hereunder and thereunder, as applicable, enforceable against such Seller Party in accordance with their terms, except as enforceability may be limited by General Enforceability Exceptions.

Section 3.2 No Conflicts; Consents and Approvals.

(a) Neither the execution, delivery, or performance of this Agreement by each Seller Party, or the other agreements and documents contemplated hereby to be executed and delivered by such Seller Party, nor the consummation by such Seller Party of the transactions contemplated hereby or thereby, shall: (i) conflict with or result in a breach of any provisions of its Organizational Documents, as applicable; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of such Seller Party pursuant to, any Contract to which such Seller Party is a party; or (iii) subject to receipt by such Seller Party of any requisite approvals referred to in Schedule 4.2, violate any Law or Order applicable to such Seller Party or its properties or assets.

(b) Assuming the truth and accuracy of the representations and warranties of Purchaser set forth in Section 5.3(b), the execution, delivery and performance by each Seller Party of this Agreement, and the execution, delivery and performance by such Seller Party of the other agreements contemplated hereby to which it is a party and the consummation by such Seller Party of the transactions contemplated hereby and thereby does not and shall not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

Section 3.3 Litigation.

(a) There is no Action against any Seller Party or any of its Affiliates pending by or before any Governmental Authority.

(b) There is no Order binding on any Seller Party or any of its Affiliates.

Section 3.4 Securities. Each Seller Party is the sole record and beneficial owner of, and has good and valid title to, its applicable Securities as further detailed in Exhibit A hereto, free and clear of all Liens (other than transfer restrictions under federal or state securities Laws). Upon delivery of the Securities to Purchaser at the Closing, Purchaser shall acquire all of the Securities free and clear of any Liens (other than transfer restrictions under applicable federal or state securities Laws).

Section 3.5 Brokers. No Seller Party nor Company has incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of Company or Purchaser to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE BUSINESS

Except as set forth in the correspondingly numbered Disclosure Schedule, Company and each Seller Party hereby jointly and severally represent and warrant to Purchaser, as of the Signing Date and as of the Closing Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date) as follows:

Section 4.1 Organization and Good Standing; Qualification.

(a) As of the Signing Date, Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Virginia. As of the Closing Date, Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Company has all requisite entity power and authority to own, lease and operate its properties and to carry on the Business as it is being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be materially adverse to Company or the Business.

(c) Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof, where such concept is recognized) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensure necessary (collectively, “Foreign Qualification”), except where the failure to be so qualified or licensed to do business and in good standing would not reasonably be expected to be materially adverse to Company or the Business. Schedule 4.1(c) sets forth a complete and accurate list of each jurisdiction of Foreign Qualification.

Section 4.2 No Conflicts; Consents and Approvals. Neither the execution, delivery or performance of this Agreement by Company, or the other agreements and documents contemplated hereby to be executed and delivered by Company, nor the consummation by Company of the transactions contemplated hereby or thereby, shall: (i) conflict with or result in a breach of any provisions of Company’s Organizational Documents; (ii) subject to receipt of the requisite approvals referred to in Schedule 4.2, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Company pursuant to, any Company Contract; or (iii) subject to receipt of the requisite approvals referred to in Schedule 4.2, violate any applicable Law or Order applicable to Company.

Section 4.3 Capitalization.

(a) The Securities, collectively and as further detailed in Exhibit A hereto, constitute all of the equity interests of Company. As of the Signing Date and prior to the Restructuring, Equityholders, collectively, are the holders of record and beneficially own all of the Securities, and each Equityholder has good and valid title to the Securities, as applicable, free and clear of any preemptive rights, redemption rights, restrictions on transfer and Liens (other than transfer restrictions under applicable federal or state securities Laws). As of the Closing Date and following the Restructuring, Seller is the sole holder of record and beneficially owns all of the Securities, and Seller has good and valid title to the Securities, free and clear of any preemptive rights, redemption rights, restrictions on transfer and Liens (other than transfer restrictions under applicable federal or state securities Laws). All of the Securities have been duly authorized, validly issued and are fully paid and non-assessable and are owned free and clear of any preemptive rights, redemption rights, restrictions on transfer and Liens (other than transfer restrictions under applicable federal or state securities Laws). Effective as of the Closing, good and valid title to the Securities shall pass to Purchaser, free and clear of all Liens (other than transfer restrictions under applicable federal or state securities Laws).

(b) Pursuant to the terms of the Equity Incentive Plan and the applicable RSU award agreements issued thereunder, there are twenty-four (24) outstanding RSUs immediately prior to the Signing Date. The terms of the RSUs are set forth in Schedule 4.3(b), including the dates of issuance, number of restricted units, vesting schedules or conditions, and term thereof. Except as set forth in Schedule 4.3(b), and other than the Securities, there are no outstanding (i) equity interests of Company, (ii) securities of Company convertible into or exchangeable or exercisable for Securities or equity interests of any other Person, (iii) options, warrants, calls or other rights to acquire from Company or obligations of Company to issue, any equity interests or securities convertible into or exchangeable or exercisable for Securities or equity interests of any other Person, (iv) equity-settled compensatory arrangements, including any equity appreciation, phantom equity, profit participation, redemption or similar rights with respect to any Securities, or (v) Indebtedness which provides any holder thereof any rights typically associated with equity interests.

(c) No Person is party to any right of first refusal, right of first offer, proxy, voting agreement, registration rights agreement, equityholders agreement or any other Contract with respect to the sale, repurchase, redemption, transfer or voting of the Securities.

Section 4.4 Subsidiaries; Joint Ventures. Except as set forth in Schedule 4.4, Company does not own or have any interest in any shares of capital stock, equity interests, or other voting or other equity interest in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any Person. Black Heath Group is a wholly owned Subsidiary of Company with no Contracts, operations, generated revenue, incurred expenses, liabilities or employees.

Section 4.5 Taxes.

(a) Company has: (i) filed (taking into account any extension of time within which to file) with the appropriate Taxing Authority all Tax Returns required to have been filed by, or with respect to, Company, and all such Tax Returns are true, correct and complete and are prepared in substantial compliance with applicable Law; and (ii) duly and timely paid all income and other material Taxes required to have been paid by Company whether or not shown on any Tax Returns. Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Taxing Authority in a jurisdiction where Company does not file a Tax Return that Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) As of the Closing Date, the unpaid Taxes of Company will not exceed the reserve for Taxes set forth on the face of the Latest Balance Sheet, as the Latest Balance Sheet would be adjusted from the date of the Latest Balance Sheet for operations and transaction of Company in the ordinary course of business, in accordance with the past practice of Company in filing its Tax Returns, through the Closing Date.

(c) Company is not the subject of any currently pending Tax audit, claim, assessment or other proceeding. As of the Signing Date, there are no pending requests for extensions or waivers of the time to assess any material Tax of Company. Company has not waived any statute of limitations with respect to material Taxes, or agreed to any extension of time with respect to material Taxes, which waiver or extension has not since expired. Except for Permitted Liens, there are no Liens for Taxes on any of the assets of Company. Company has not received any letter rulings (or their equivalent) from, nor is it subject to any agreement or Contract relating to Taxes with, any Taxing Authority.

(d) Company has withheld or collected, and timely paid to the appropriate Taxing Authority, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any current or former employee, independent contractor, or other third party.

(e) Company has never been a member of an affiliated, consolidated, fiscal, loss sharing, combined, unitary or other similar Tax group or has any liability for Taxes of any Person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor, by Contract (but excluding commercial agreements entered into in the ordinary course of business with one or more unrelated parties that are not primarily related to Taxes) or otherwise.

(f) Company is not a party to, or bound by, any written material Tax allocation, indemnification or sharing agreement (but excluding commercial agreements entered into in the ordinary course of business with one or more unrelated parties that are not primarily related to Taxes).

(g) Except as set forth on Schedule 4.5(g), Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustments pursuant to Section 481(a) of the Code or any substantially similar provision of applicable state, local or foreign Tax Law or has any knowledge that any Taxing Authority has proposed any such adjustment, (ii) change in accounting methods that relate to Company, (iii) closing agreement pursuant Section 7121 of the Code or any substantially similar provision of applicable state, local or foreign Tax Law with respect to Company, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, (vii) any election under Section 108(i) of the Code that exists, or (viii) transaction not otherwise disclosed in this Section 4.5 that has the effect of deferring income or accelerating deduction or otherwise shifting the basis of taxation from a period ending before the Closing Date to after.

(h) Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code or in a distribution which would otherwise constitute part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Company has not deferred any payroll Taxes or availed itself of any Tax deferral, credits or benefits pursuant to the CARES Act or the Payroll Tax Executive Order or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of Company to any Taxing Authority.

(j) Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other similar transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. Company has disclosed all tax positions taken that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(k) Company has not engaged in a trade or business, had a permanent establishment (as defined in any Tax treaty or convention) or had any other place of business or taxable presence in any country other than the United States of America.

(l) Company does not own, and has not owned, an interest, directly or indirectly, in any joint venture, partnership, limited liability company, or other entity or arrangement that is treated as a partnership for federal, state, or local income Tax purposes.

(m) None of the assets of Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code, are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, secure any debt the interest of which is tax-exempt under Section 103(a) of the Code or are subject to a “section 467 rental agreement” within the meaning of Section 467 of the Code.

(n) Company has complied with all transfer pricing rules in all material respects.

(o) Company has not received any refund of or credit for any Tax, nor received any governmental grant, subsidy or similar amount, in each case to which it is not fully entitled.

(p) Since its date of incorporation through the date immediately prior to the effective date of the QSub Election, Company was a validly electing “S corporation” within the meaning of Section 1361(a) of the Code. Since the date of the QSub Election until the date of the Conversion, Company was a validly electing “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. Since the Conversion, Company has been an entity that is disregarded for income tax purposes. Since the date of the QSub Election and through the Closing Date, Seller is or will be a validly electing “S corporation” within the meaning of Section 1361(a) of the Code.

(q) The Restructuring qualifies, and will qualify as of the Closing, as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and pursuant to Revenue Ruling 2008-18, and neither Company nor any Seller Party has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would reasonably be expected to prevent the Restructuring from so qualifying.

Section 4.6 Employee Benefit Plans.

(a) Schedule 4.6(a) sets forth a complete and accurate list of each material Employee Benefit Plan. Company has made available to Purchaser with respect to each such material Employee Benefit Plan, in each case to the extent applicable, (i) all current plan documents, award agreements, and any related amendments; (ii) the most recent summary plan description, if any, and summaries of material modifications; (iii) the most recent annual report and actuarial report; (iv) the three most recent annual report on Form 5500 required to be filed with the DOL; (v) the most recent determination or opinion letter received from the IRS with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Code; (vi) the three most recent nondiscrimination tests, (vii) the three most recent Form 1094-C and Form 1095-C filings; (viii) each trust agreement or other funding arrangements, custodial agreements, insurance policies and Contracts, administration and service provider agreements, investment management agreements, investment advisory agreements, group annuity agreement, or side letter relating to any Employee Benefit Plan; and (ix) all material, non-routine, written communications with a Governmental Authority during the past three (3) years.

(b) Except as provided in Schedule 4.6(b), each Employee Benefit Plan has been administered in compliance with its terms in all material respects and operated in material compliance with, as applicable, ERISA, the Code and all other Laws.

(c) Each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified (or is otherwise entitled to rely on a favorable determination letter, opinion or advisory letter, as applicable, from the IRS with respect to such qualification), and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code.

(d) Except as provided in Schedule 4.6(d), (i) neither the Company nor any ERISA Affiliate has or has had within the past six (6) years any liability or obligation under Title IV of ERISA, including any obligation to contribute to or any actual or contingent liability under a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (ii) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied and no event has occurred that is or reasonably can be expected to result in the incurrence by Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from, or termination of such plan, and (iii) no liability to the Pension Benefit Guaranty Corporation has been incurred by Company or any of its ERISA Affiliates, which liability has not been satisfied.

(e) There are no Actions pending or threatened in writing against Company relating to any Employee Benefit Plan (other than routine claims for benefits).

(f) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. Neither Company nor any of its Affiliates has the obligation to indemnify, hold harmless, or gross up any individual with respect to any Tax under Section 409A of the Code. No employee, director, manager, consultant, or other service provider of Company is entitled to receive any additional payment from Company or any of its Affiliates by reason of any Taxes imposed by Section 4999 of the Code.

(g) Except as set forth on Schedule 4.6(g), each Employee Benefit Plan that provides medical or health benefits is fully insured by a third-party insurance company.

(h) Except as set forth on Schedule 4.6(h), no act, omission, or other event has occurred that could reasonably be expected to subject Company to an assessable payment under Section 4980H(a) or Section 4980H(b) of the Code, and (ii) Company has accurately and timely complied with the information reporting requirements under Section 6055 and Section 6056 of the Code, and no act, omission, or other event has occurred that could reasonably be expected to subject Company to any liability under the Code or other applicable Laws with respect to any applicable information reporting requirements.

(i) With respect to each Employee Benefit Plan, all required payments, contributions, distributions, reimbursements and premium payments (i) that are due prior to the Closing have been timely made, and (ii) that are not yet due prior to the Closing have been made or properly accrued.

(j) Except as set forth in Schedule 4.6(j), the execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), (i) cause the acceleration of vesting in, or payment of, any benefits under any Employee Benefit Plan, and will not otherwise accelerate or increase any liability or payment or benefit under, or trigger any payment or funding (through a grantor trust or otherwise) of, any Employee Benefit Plan, (ii) result in the triggering or imposition of any restrictions or limitations on the rights of Company to amend or terminate any Employee Benefit Plan, (iii) result in any breach or violation of, or a default under, any Employee Benefit Plan, (iv) result in payments under any Employee Benefit Plan that would not be deductible under Section 280G of the Code or that would be subject to the excise Tax under Section 4999 of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code, or (v) limit or restrict the right of Company to merge, amend or terminate any Employee Benefit Plan.

Section 4.7 Labor and Employment.

(a) (i) No employees of Company are, or have in the past three (3) years been, represented by any labor union, (ii) Company is not, and has not in the past three (3) years been, party to any Collective Bargaining Agreement covering any of its employees, and (iii) no Collective Bargaining Agreements are being negotiated, nor is Company under any obligation to negotiate an agreement with any union, works council, employee association, or other labor organization (except as may be set forth in an existing Collective Bargaining Agreement), nor to the Knowledge of Company have there been any material organizing activities by or of any employees of Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are, and in the past three (3) years there have been, no: (i) pending or, to the Knowledge of Company, threatened, labor strikes, picketing, slowdowns, walkouts, grievances, charges, or other labor disputes or disruptions with respect to any employee of Company; (ii) representation or certification proceedings or petitions seeking a representation before any Governmental Authority with respect to any employee of Company; or (iii) claims or charges of alleged unfair labor practices against Company.

(b) In the past three (3) years, Company has not taken any action which would constitute a “plant closing”, “mass layoff”, “mass termination”, “group dismissal” or “group termination” within the meaning of the U.S. Worker Adjustment and Retraining Notification Act or similar foreign, state or local Law (the “WARN Act”) or issued any notification of a plant closing or mass layoff required by the WARN Act.

(c) Company is, and in the past three (3) years has been, in material compliance with all applicable Laws regarding current or former employees of Company or otherwise concerning labor or employment-related practices of Company, including in respect of discrimination, harassment or retaliation in employment, sexual harassment, equal employment opportunity, pay equity and transparency, background checks, drug testing, salary history inquiries, pay rates, termination of employment, wages, hours, meal and rest breaks, overtime pay, vacation and paid time off, paid sick leave, leaves of absence, accommodations, occupational safety and health, artificial intelligence, trainings, employee whistle-blowing, immigration, data protection, employee privacy, employment classification (including employee-independent contractor classification and the proper classification of employees as exempt under applicable wage and hour Laws), immigration (including work visas, employment authorization, and the Immigration Reform and Control Act), unemployment insurance, workers’ compensation, or been in breach of any other applicable Law. Company is not nor has been delinquent in any payments to any current or former employee or independent contractor for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it or amounts required to be reimbursed to such Persons, and Company has withheld all amounts required by Law or by Contract to be withheld from the compensation to such Persons. There is no workers’ compensation liability, experience or matter that shall or is reasonably likely to materially and adversely affect Company.

(d) (i) Company has made available to Purchaser on Schedule 4.7(d)(i) an accurate and complete list of all employees of Company, principal work location, exempt or non-exempt classification, job title, base salary or hourly rate, and sick and vacation leave that is accrued and unused, as applicable. There are no employees primarily employed by, or engaged in, the Business other than the Business Employees listed on Schedule 4.7(d)(i). (ii) Except as set forth on Schedule 4.7(d)(ii), the employment or engagement of the Business Employees of Company is terminable at will and without cost to Company. In the prior three (3) years, no Business Employee has made any claim, whether verbally or in writing, to Company that he or she is (or was), or should be (or should have been) misclassified under applicable wage and hour Laws.

(e) Schedule 4.7(e) sets forth an accurate and complete list of the Business Contractors engaged by Company within the prior three (3) years of the Signing Date, and for each such Business Contractor, lists such Business Contractor’s name, engagement date, rate of payment, principal work location (city, state), and type of services performed. To the Knowledge of Company, no Business Contractor engaged by Company has any plans to cease such engagement (whether as a result of the transactions contemplated by this Agreement or otherwise). Each current or former independent contractor who is or was engaged by Company in the prior three (3) years satisfies (or satisfied) the requirements of applicable Laws to be classified as an independent contractor, including applicable wage and hour Laws and applicable Laws to employee benefits, and no current or former independent contractor who is or was engaged by Company in the prior three (3) years is (or was) entitled to be classified as an employee or a worker of Company.

(f) Schedule 4.7(f) sets forth a correct and complete list of (i) each employment, consulting or similar agreement, written or oral, to which Company is a party and (ii) each agreement between Company and any Business Employee or Business Contractor that relates to non-competition, non-solicitation, confidentiality or ownership of Intellectual Property, stay or transaction based compensation, severance pay or post-termination benefits. To the Knowledge of Company, no employee or independent contractor of Company is in violation of any agreement with any third party (including any agreement relating to non-competition, non-solicitation, confidentiality or ownership of Intellectual Property) by reason of or in connection with his, her, or its relationship with Company.

(g) The consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby shall not entitle any third party (including any labor union, employee association, labor organization or similar entity) to any notice, consent, consultation or payments under any Collective Bargaining Agreement or otherwise under applicable labor Law. In the past three (3) years, Company has not committed any unfair labor practice in connection with the Business, and there is no lawsuit, charge, audit, investigation, complaint or other proceeding against Company by or before the National Labor Relations Board, the Equal Employment Opportunity Commission, or other Governmental Authority or arbitration pending or, to the Knowledge of Company, threatened, and relating to labor or employment matters. There are no, and in the last three (3) years have not been any, lawsuits, grievances, internal investigations or inquiries, arbitrations, administrative hearings, workers’ compensation or workplace safety and insurance claims, pay equity complaints, occupational health and safety charges, claims or investigations of wrongful (including constructive) discharge, employment discrimination, retaliation or harassment or similar misconduct, or other employment dispute of any nature brought, pending, or, to the Knowledge of Company, threatened by a Business Employee or a former employee of Company or Business Contractors (including claims from individuals or any Governmental Authority).

(h) For the past three (3) years, there have been no material (i) internal or external allegations of sexual harassment or any other type of harassment involving any directors, officers, executives or other senior management of Company, (ii) internal or external allegations of sexual harassment or other types of harassment involving Company that would or would reasonably be expected to have a Company Material Adverse Effect, or (iii) written settlement, non-disclosure, non-disparagement or other similar agreements entered into by Company in connection with any allegations of sexual or other harassment.

(i) Schedule 4.7(i) sets forth a correct and complete list of Business Employees who hold visa authorization to work in the United States. All Business Employees are authorized to work in the United States. Company has on record a Form I-9 (or equivalent form required by any other applicable jurisdiction) that is validly and properly completed in accordance with applicable Law for each Business Employee.

(j) Except as set forth on Schedule 4.7(j), Company is not the recipient of any outsourced or temporary labor from any third party. With respect to each Government Contract, Company is and has been in compliance with Executive Order No. 11246 of 1965 (E.O. 11246), as amended, Section 503 of the Rehabilitation Act of 1973 (Section 503), and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (VEVRAA),

including all implementing regulations and applicable guidance. Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503, and VEVRAA, including all implementing regulations. Company is not, and has not been for the past three (3) years, the subject of any audit, investigation, or enforcement action by any governmental entity in connection with any Government Contract or related compliance with E.O. 11246, Section 503, or VEVRAA. Company has not been debarred, suspended, or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 4.8 Financial Statements.

(a) Company has made available to Purchaser accurate and complete copies of (i) the audited balance sheet and statement of income of the Business for the fiscal years ended December 31, 2023, December 31, 2024, and December 31, 2025 and (ii) the Latest Balance Sheet and the related statement of income for the nine-month period then ended (collectively, the “Financial Statements”). Except as set forth in Schedule 4.8(a), (i) the Financial Statements were derived from the books and records of the Business and prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) the Financial Statements fairly present in all material respects the financial condition and results of operations of the Business as of the times and for the periods referred to therein.

(b) Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. Company maintains systems of internal accounting controls and procedures with respect to the accounting practices, procedures and policies employed thereby sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.9 No Undisclosed Liabilities. Since the Balance Sheet Date, Company has no liabilities (absolute, accrued, contingent, asserted or unasserted, billed or unbilled, known or unknown, or otherwise), except for (a) liabilities set forth on the Latest Balance Sheet and (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date that are not, individually or in the aggregate, material.

Section 4.10 Absence of Certain Changes. Since the Balance Sheet Date, there has not occurred any Company Material Adverse Effect. Since the Balance Sheet Date:

(a) Company has conducted the Business in the ordinary course of business in all material respects; and

(b) except as set forth on Schedule 4.10(b), neither Company nor the Business has taken any action that would require the consent of Purchaser pursuant to Section 6.1(b) if such action were taken after the Signing Date.

Section 4.11 Real Property.

(a) Company does not own any real property. Schedule 4.11(a) sets forth a complete and accurate list of all real property leased, subleased, licensed, or otherwise occupied by Company (including the location of such real property) (the “Company Real Property”), together with a list of the Company Real Property Leases, which list also separately identifies each lessor or sublessor under each such Company Real Property Lease. Company has made available to Purchaser (i) accurate and complete copies of all Company Real Property Leases, and (ii) all leases, subleases. licenses, or other occupancy agreements pursuant to which Company leases, subleases, licenses, or otherwise grants the right to occupy any Company Real Property to any Person other than Company.

(b) Company has a good and valid leasehold interest in the Company Real Property. All Company Real Property is free and clear of all Liens, except for Permitted Liens.

(c) The Company Real Property constitutes all real property used, necessary for use or held for use in connection with the current operation of the Business. Other than any subleased Company Real Property (as indicated on Schedule 4.11(c)), no third party has been granted any rights to use, license, occupy, lease, or purchase (or any right or option to do any of the foregoing) any Company Real Property. No casualty event has occurred with respect to any Company Real Property that has not been fully remedied. There are no pending, nor threatened in writing, condemnation, expropriation, eminent domain or similar proceedings with respect to the Company Real Property.

(d) All material certificates of occupancy and other permits or approvals required to be held by Company with respect to the use and occupancy of the Company Real Property have been obtained and are in full force and effect. Other than ordinary repair and maintenance, there are no capital improvement projects or similar construction projects in process at, or anticipated to occur prior to the Closing Date, at any Company Real Property.

(e) Company has not received written notice from any Governmental Authority or other third party regarding any violation, with respect to the Company Real Property, of any applicable Laws, including (i) any applicable federal, state, county, municipal or local laws, ordinances, regulations, statutes, laws, regulations, rules, ordinances or codes relating to the protection of human health, safety and the Environment or relating to the operation of the Business, (ii) building codes and any other Laws relating to the use, construction or design of the Company Real Property, (iii) any easements, covenants, conditions and restrictions and (iv) any applicable zoning laws and ordinances.

(f) Other than the Company Real Property Leases, no Seller Party or any of its Affiliates is party to any Contract or agreement concerning or affecting the Company Real Property currently in effect which will be binding on Purchaser after Closing.

(g) Each Company Real Property Lease constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms. Each Company Real Property Lease is in full force and effect as of the Signing Date. There are no events of default or breaches under any Company Real Property Lease by Company or any other party thereto, and to the Knowledge of Company, there are no facts, circumstances or conditions that would give rise to such an event of default or breach with the passage of time and/or giving of notice under any Company Real Property Lease. All brokerage fees and commissions due in respect of the Company Real Property have been paid in full, and there are no such brokerage fees or commissions that will become due and owing at any time after the Signing Date.

Section 4.12 Environmental Matters.

(a) Company is and at all times has been in compliance with all applicable Environmental Laws (which compliance includes the possession by Company of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

(b) There are no Actions or written demands pending or, to the Knowledge of Company, threatened, against Company alleging a violation of, or liability arising under, any Environmental Law. Company is not subject to any Orders arising under or pursuant to Environmental Laws. In the past three (3) years, Company has not otherwise received any written notice or claim alleging any violation of, or liability arising under, any Environmental Law.

(c) There has been no Release of Hazardous Materials by Company or, to the Knowledge of Company, any third party at, on, under or from the Company Real Property or, to the Knowledge of Company, with respect to any third-party waste disposal sites or any other real property currently or formerly owned, operated or leased by Company, in each case, in amounts or concentrations that reasonably could be expected to give rise to a material liability or remedial obligation of Company under Environmental Laws.

(d) Company has not assumed or agreed to indemnify any third party with respect to violations of, or liabilities arising under, any Environmental Laws.

(e) Company has provided to Purchaser all environmental assessment (including Phase I and Phase II) reports, surveys, and audits, and all other material documents relating to the environmental conditions of any Company Real Property or any actual or potential violation of, or liability arising under, any Environmental Laws, in each case (i) relating to the Business and operations of Company or to the Company Real Property and (ii) otherwise in the possession or control of Company.

Section 4.13 Intellectual Property.

(a) Schedule 4.13(a) sets forth an accurate and complete list of all: (i) registrations, issuances and applications for Intellectual Property, in each case, owned or purported to be owned by (i) Company or (ii) any Seller Party, directly or indirectly other than through Company, and used, needed or held for use by or in the Business (collectively, the “Registered Intellectual Property”) setting forth as to each item, as applicable, the title, record (and, if different, beneficial) owner, application or registration or issue number, date of application or registration, and jurisdiction in which such item is registered or applied for; and (ii) material unregistered Intellectual Property, including trademarks, trade names, brand names, logos, domain names and social media accounts. The Registered Intellectual Property is, in all material respects, valid, subsisting and enforceable. All fees and filings with respect to any Registered Intellectual Property have been timely submitted to the relevant Governmental Authority as required to maintain such Registered Intellectual Property in full force and effect. All assignments and other instruments necessary to establish, record and perfect Company’s ownership of the Registered Intellectual Property have been validly executed, delivered, and filed with the relevant Governmental Authority. Each Intellectual Property Agreement is valid and in full force and effect and neither Company nor, to the Knowledge of Company, any other party thereto, is in breach of or default under any Intellectual Property Agreement.

(b) Company exclusively owns, free and clear of all Liens (other than Permitted Liens), all Company Intellectual Property and has a valid and enforceable license or otherwise possesses legally enforceable rights to use, and will after Closing continue to have a valid and enforceable license or legally enforceable rights to use, all other Intellectual Property used in the Business. To the Knowledge of Company, no former or current officers, directors, employees, personnel, consultants, advisors, agents and independent contractors employed or engaged by Company in connection with the Business has any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Company Intellectual Property. Company is not in material breach of any Contract affecting the Company Intellectual Property, nor has Company taken any action that could reasonably be expected to impair or otherwise adversely affect Company’s rights in the Company Intellectual Property. No Governmental Authority, university, college, educational institution, research center, or joint venture has any claim, ownership right, or other right to any Company Intellectual Property. Set forth in Schedule 4.13(b) is a list of all agreements by which Company licenses rights to use the Intellectual Property of any other entity, other than non-negotiated agreements for the non-exclusive license of any off-the-shelf software that is not customized for Company.

(c) The conduct of the Business, including the manufacture, use, sale, offer for sale, or importation of any product, use of any process, or provision of any service of the Business, does not infringe upon, misappropriate or otherwise violate, and has not in the past six (6) years infringed, misappropriated or otherwise violated, any Intellectual Property of any third Person. In the past six (6) years, Company has not received any written notice from any third Person alleging, and there are no pending claims asserting, (i) the infringement, misappropriation or other violation of any Intellectual Property by Company, including any invitation to license, or to consider the applicability of, any Intellectual Property of any Person to the products or services of the Business or (ii) a challenge to the validity, enforceability, ownership, registration, use, or scope of any Registered Intellectual Property.

(d) To the Knowledge of Company, no third Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(e) Company: (i) has taken all measures reasonably necessary or appropriate to protect and maintain the confidentiality of all (A) material proprietary information that Company owns or holds as a trade secret, and (B) other material confidential information owned or held by Company, and (ii) has not made any trade secret (or other material confidential or proprietary information intended as such) available to any other Person except pursuant to binding written agreements requiring such Person to maintain the confidentiality of such information. In the past six (6) years, there has been no unauthorized access, use, or disclosure of any trade secret or material confidential information owned or held by Company that is used, needed, or held for use by or in the Business. Company has entered into binding written agreements with each current and former employee and independent contractor who was involved in the invention, creation, or development of any material Intellectual Property during the course of employment or engagement with Company pursuant to which such employee or independent contractor assigned to Company any ownership interest such employee or independent contractor may have in or to such Intellectual Property.

(f) The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment used by Company (collectively, the “IT Assets”) operate and perform in all material respects as required by Company and have not materially malfunctioned or failed within the past three (3) years. Company has in place commercially reasonable measures, consistent with current industry standards, to protect the availability of the IT Assets and the confidentiality, integrity and security of Confidential Information, Personal Information, and other Company Data against any unauthorized use, access, modification, or corruption. Company has been and is currently operating in compliance, in all material respects, with its own policies and procedures. Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case, consistent with customary industry practices. During the last three (3) years, to the Knowledge of Company, there have been no material security breaches or other material Security Incident affecting the IT Assets.

(g) Schedule 4.13(g) sets forth an accurate and complete list and an accurate description of all software constituting Company Intellectual Property that is material to the Business (the “Company Proprietary Software”). For each item of Company Proprietary Software, Company has in its possession the source code in up-to-date versions, and documentation as reasonably necessary to use such Company Proprietary Software.

(h) Company is and has (i) been in compliance with all applicable Laws, as well as its own rules, policies, and procedures, relating to data protection and Intellectual Property, and the collection, retention, protection, and use of Personal Information and (ii) taken commercially reasonable measures to protect all Personal Information in its possession in all material respects against loss, damage, unauthorized access or other misuse.

(i) The Company Intellectual Property, immediately after the Closing, will constitute all of the Intellectual Property required to operate the Business in all material respects in substantially the manner conducted on the Signing Date by each Seller Party and their Affiliates (including Company).

Section 4.14 Compliance with Laws and Orders. Company is, and since January 1, 2022 has been, in compliance in all material respects with all applicable Laws and Orders. Since January 1, 2022, Company has not received any written notification from any Governmental Authority that asserts that Company is not in material compliance with any such Law or Order.

Section 4.15 Data Privacy.

(a) Company is in compliance, in all material respects, with Data Privacy Laws and has maintained commercially reasonable physical, technical and administrative security measures and policies as may be required by such Data Privacy Laws. Company does not use any Personal Information to train, validate, test, improve, or deploy any AI Technologies, unless authorized by applicable data subjects or otherwise permitted under Data Privacy Laws.

(b) In the past six (6) years, Company has not experienced any Breaches (as defined under HIPAA) or Security Incidents and there were no data security, information security, or other technological vulnerabilities with respect to Company’s services or with respect to the Systems that: (i) would result in a Company Material Adverse Effect; (ii) require notification to individuals, law enforcement, or any Governmental Authority; or (iii) cause a Security Incident. Company’s Systems are sufficient for the operation of the Business as currently conducted, and there are no material viruses or malware with respect to the Systems owned or controlled by Company.

(c) In the past six (6) years, Company has not received written notice of any claim asserted against it in connection with any Security Incident or violations of Privacy and Information Security Requirements.

(d) Where required by Data Privacy Laws, Company has contractually obligated all third-party service providers that process Personal Information on behalf of Company to contractual terms relating to the protection and use of Personal Information and Systems.

(e) Each of Company’s current employees and other authorized representatives, who at the direction of Company have access to Personal Information in the performance of their job duties for Company, have received training regarding information security that is relevant to each employee or personnel’s responsibility to Company.

(f) The execution of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, and the consummation of the transaction, including any transfer of Personal Information resulting from the transaction, will not violate any Data Privacy Laws or Privacy and Information Security Requirements. Upon the Closing, Company will continue to have the right to use such Personal Information on the same terms and conditions that it had prior to the Closing.

Section 4.16 Permits. Company has all approvals, registrations, authorizations, consents, licenses, permits or certificates of Governmental Authorities that are required for the operation of the Business (“Permits”). Neither Company nor the Business is, or since January 1, 2022 has been, in default or violation (and, to the Knowledge of Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit, no revocation of or any proceeding related to Permits has occurred, and neither Company nor any of its Affiliates has received any notifications relating to any revocation or other proceeding related to Permits.

Section 4.17 Anti-Corruption and Trade Controls Compliance. In the past five (5) years:

(a) Neither Company nor any of its directors, officers, agents, employees or other Persons acting on behalf of Company have taken any action, directly or indirectly, in violation of the United States Foreign Corrupt Practices Act, any other applicable anti-corruption Law, or applicable Trade Controls or Sanctions.

(b) Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the United States Foreign Corrupt Practices Act, any other applicable anti-corruption Law, or applicable Trade Controls and Sanctions.

(c) There have been no internal investigations, audits or internal reports, or to the Knowledge of Company, third-party investigations (including by any domestic or foreign Governmental Authority), external audits, or external reports, that address any allegations or information concerning possible violations of the United States Foreign Corrupt Practices Act, any other applicable anti-corruption law, or applicable Trade Controls or Sanctions, in each case related to Company or any of its respective directors, officers, agents, employees or other Persons acting on behalf of Company.

(d) There is no pending or, to the Knowledge of Company, threatened investigation, inquiry or enforcement proceeding by any Governmental Authority relating to possible violations of the United States Foreign Corrupt Practices Act, any other applicable anti-corruption law, or applicable Trade Controls or Sanctions, in each case related to Company or any of its directors, officers, agents, employees or other Persons acting on behalf of Company.

(e) Neither Company, nor any of its shareholders, directors, officers, employees or, to the Knowledge of Company, agents, nor any other person working on its behalf, has: (i) been the subject or target of Sanctions, (ii) been subject to debarment or any list-based designations under any Trade Controls, or (iii) maintained any offices, branches, operations, assets, investments, employees or agents in a Sanctioned Country.

Section 4.18 Products Liability. Company has not received a written claim or, to the Knowledge of Company, a threatened claim asserting product liability for any products used by Company. No Governmental Authority has commenced or, to the Knowledge of Company, threatened to initiate any Action against Company or requested the recall of any products used by Company.

Section 4.19 Litigation. Except as set forth on Schedule 4.19, there is no, and since January 1, 2022 there has not been any, Action pending or, to the Knowledge of Company, threatened in writing by or against Company, or otherwise relating to the Business, in each case, by or before any Governmental Authority that, if adversely decided, would reasonably be expected to be material to the Business or prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement. Neither Company nor any of its Affiliates is, or since January 1, 2022 has been, subject to any ongoing or outstanding obligations in connection with any settlement of, or judgment or award related to, any Action or any judgment, order or decree of any Governmental Authority, in each case, that would reasonably be expected to impose any material restriction or materially burdensome requirement on Company or the Business.

Section 4.20 Company Contracts.

(a) Schedule 4.20(a) sets forth a complete and accurate list of the following Contracts, other than any Contracts that constitute an Employee Benefit Plan and are disclosed in Schedule 4.6(a) or employment-related agreements that are disclosed in Schedule 4.7(f), to which Company or by which it or any asset of the Business is bound as of the Signing Date (all Contracts required to be so listed, together with any such Contracts entered into after the Signing Date in accordance with the terms hereof, the “Company Contracts”):

(i) any Contract with a Material Customer;

(ii) any Contract with a third Person for the purchase, procurement or lease of goods, equipment, materials, labor or services requiring aggregate payments to Company of $1,000,000 or more (such dollar amount determined by totaling the original Contract value together with the value of any amendments, purchase orders, work orders, statements of work, task orders, change orders, extensions, renewals, modifications, allowances, contingencies, escalation amounts, or other adjustments that may increase the total consideration payable or under the Contract) either in any fiscal year or for the completion of any projects;

(iii) any Contract with a Manufacturer;

(iv) any Contract for capital expenditures or the acquisition or construction of fixed assets requiring future aggregate payments by Company of $500,000 or more in any fiscal year;

(v) any loan or credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement under which any Indebtedness of Company is outstanding or may be incurred or which grants a Lien (other than a Permitted Lien) on any material asset of Company;

(vi) any Contract providing for guarantees or assumptions by Company of obligations of any third Person or reimbursements by Company of any issuer of a letter of credit which is, in the aggregate, in excess of $100,000;

(vii) any Contract granting a right of first refusal, right of first offer or similar preferential right to purchase or acquire Company or any of Company’s assets;

(viii) any material license agreement or other material Contract, the principal purpose of which is the granting of rights to Intellectual Property to Company, other than with respect to non-negotiated agreements for the non-exclusive license of any off-the-shelf software or hardware that is not customized for Company;

(ix) any license agreement or other material Contract, the principal purpose of which is the granting of rights to Company Intellectual Property to a Person;

(x) any Contract containing a covenant that (A) restricts or purports to restrict Company from competing in any line of business or geographic area or with any third Person, (B) grants a Person any most favored nation rights, or (C) contains take-or-pay or requirements provisions (other than those in favor of Company);

(xi) any Contract with any Governmental Authority whereby Company is not engaged primarily in its capacity as a construction contractor, either prime or lower tier;

(xii) any Contract with any university, college, educational institution or research center whereby Company is not engaged primarily in its capacity as a construction contractor, either prime or lower tier;

(xiii) any Contract between a Seller Party or its Affiliates, on the one hand, and Company, on the other hand;

(xiv) any Company Real Property Lease, and all other leases involving any assets of Company (whether real, personal or mixed, tangible or intangible) involving a contractually obligated payment of more than $50,000 individually by Company on an annual basis;

(xv) any Contract creating or relating to any strategic alliance, partnership, joint venture, joint development agreement or similar arrangement (involving future payments, distributions or capital commitments);

(xvi) any Contract relating to the acquisition or sale by, or business combination with, Company of any business, capital stock, equity interests, assets or property of any other Person (whether by merger, sale of stock, sale of assets, business combination or otherwise);

(xvii) any Contract with a group purchasing organization, buying group or cooperative purchasing venture;

(xviii) any hedge, collar, option, forward purchasing, swap, derivative or similar Contract;

(xix) any Contract relating to a resolution or settlement of any actual or threatened suit, litigation, arbitration, claim, action or proceeding against or involving Company, in each case which calls for payments to, by, or on behalf of Company in excess of $25,000 in the aggregate that have not been discharged or paid in full; or

(xx) any equity or equity-based, non-qualified retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement.

(b) Company has made available to Purchaser a complete and accurate copy of each Company Contract. Except as would not reasonably be expected to be materially adverse to Company or the Business, each of the Company Contracts is in full force and effect and, assuming the due execution by the other parties thereto, is a legal, valid and binding agreement of Company or the Business, subject only to the General Enforceability Exceptions, and there is no default or breach by Company or, to the Knowledge of Company, any other party thereto (and neither Company nor any of its Affiliates have received any written notice of any such default, breach, or other request for a management meeting or engagement in a Contract’s dispute resolution process), in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof.

Section 4.21 Customers and Manufacturers. (a) Schedule 4.21(a) sets forth a list of the fifteen (15) largest customers (“Material Customers”) of the Business, in each case, measured by revenue generated for the fiscal years ended (i) December 31, 2023, (ii) December 31, 2024, and (iii) December 31, 2025; (b) Schedule 4.21(b) sets forth a list of the fifteen (15) largest manufacturers (“Manufacturers”) of Company equipment or products used in the Business, in each case, measured by annual spend for the fiscal years ended (i) December 31, 2023, (ii) December 31, 2024, and (iii) December 31, 2025; (c)(i) none of the Material Customers or Manufacturers have notified Company or any of its Affiliates in writing of their intention to not continue to be a Material Customer or Manufacturer, as applicable, of the Business; (ii) none of the Material Customers or Manufacturers have materially reduced their business with the Business from the levels achieved during the fiscal year ended December 31, 2025, and, to the Knowledge of Company, no such reduction is expected to occur; (iii) since December 31, 2025, no Material Customer or Manufacturer has terminated its relationship with the Business or has threatened to do so; and (iv) there have been no material changes to the pricing and payment practices, terms and policies applicable to any Material Customer or Manufacturer since December 31, 2025, nor has any such change been proposed by the Business or, to the Knowledge of Company, any Material Customer or Manufacturer; and (d) the Business is not involved in any claim, dispute or controversy with any Material Customer or Manufacturer.

Section 4.22 Transactions with Affiliates.

(a) Except as set forth in Schedule 4.22(a), no employee, officer or director of Company or any of its Affiliates (i) is party to any Contract or other business arrangement (other than employment, retention or similar agreements and other Employee Benefit Plans) with Company or the Business, or (ii) owns or has the right to use any material property or right, tangible or intangible, which is used by Company or the Business.

(b) Except as set forth in Schedule 4.22(b), there are no agreements, arrangements or understandings between any Seller Party or any Seller Party’s Affiliates, on the one hand, and Company, on the other hand (“Affiliate Transactions”).

Section 4.23 Title and Sufficiency of Assets. Company has good and valid title to, or a valid right to use, all assets, properties, rights, Contracts and personnel primarily utilized in the Business by Company and any of its Affiliates, free and clear of any Liens (other than Permitted Liens) and such assets constitute all assets, properties, rights, Contracts and personnel that are reasonably required and sufficient to operate the Business in the same manner in which and to the same extent to which the Business has been conducted in the twelve-month period immediately prior to the Signing Date. All material equipment, facilities, buildings, structures, improvements and other appurtenances on or under Company Real Property, are in good working order (normal wear and tear excepted), do not require any immediate capital repairs or expenditures and have been operated and maintained in accordance with practices generally engaged in or approved by a significant portion of the participants in the industries in which the Business operates.

Section 4.24 Bank Accounts. Schedule 4.24 sets forth (i) a complete and accurate list of the names and locations of the banks, trust companies and other financial institutions at which Company maintains accounts of any nature or safe deposit boxes, (ii) the account numbers or other identifying descriptions of such accounts or safe deposit boxes, and (iii) the Persons authorized to draw thereon or who have access thereto.

Section 4.25 Insurance. Schedule 4.25 sets forth an accurate and complete list of each Insurance Policy. Except as set forth on Schedule 4.25, Company is not self-insured and has not obtained insurance from a captive insurance company. Except as set forth on Schedule 4.25, Company has not entered into or assumed any guarantees or pledged any collateral in respect of the obligations of any captive insurance company. To the extent applicable to, or as would have an impact on, Company, neither Company nor any of its Affiliates (i) has received any written notice of pending cancellation or termination of, material premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies or (ii) is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and, to the Knowledge of Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy. All Insurance Policies are in full force and effect and valid and binding in accordance with their terms. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid or will be paid in the ordinary course of business (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers’ compensation insurance policies). Except as set forth on Schedule 4.25, neither the execution, delivery or performance of this Agreement by Company, or the other agreements and documents contemplated hereby to be executed and delivered by Company, nor the consummation by Company of the transactions contemplated hereby or thereby, shall constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Company pursuant to, any of the Insurance Policies or governing documentation relating to a captive arrangement disclosed on Schedule 4.25.

Section 4.26 Accounts Receivable. All accounts receivable of Company that are reflected in the calculation of Adjusted Net Working Capital represent, or will represent at the Closing, valid obligations arising from sales actually made and/or services actually performed by Company in the ordinary course of business. The reserves shown on the Financial Statements are calculated in accordance with GAAP and consistent with the past practice of Company and, to the Knowledge of Company, such reserves at the Closing are adequate. Other than returns in the ordinary course of business, Company has not pre-billed any customers nor received notice of, and to the Knowledge of Company, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, in any Contract with any maker of an account receivable relating to the amount or validity of such account receivable.

Section 4.27 Inventory. All inventory of Company consists of items of usable quality in the ordinary course of business. The quantities of inventory of Company are sufficient for the operations of the Business in the ordinary course of business. Company is not in possession of any inventory included in the calculation of Adjusted Net Working Capital that is not owned by Company. The historical values of inventory of Company have been determined in accordance with the customary valuation policies of Company and in accordance with GAAP, as consistently applied by Company.

Section 4.28 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV OR ANY CERTIFICATE DELIVERED PURSUANT HERETO, NEITHER SELLER PARTIES AND COMPANY NOR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES, NOR ANY OTHER PERSON, MAKES OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO COMPANY OR THE BUSINESS OR ANY OF COMPANY’S AFFILIATES OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND ITS OR THEIR REPRESENTATIVES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 4.28 OR ELSEWHERE IN THIS AGREEMENT SHALL LIMIT, IMPAIR, RESTRICT OR PROHIBIT ANY CLAIMS BASED ON FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 5.1 Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2 Authorization; Enforceability. Purchaser has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and such other agreements and documents contemplated hereby to be executed and delivered by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and all agreements and documents contemplated hereby to be executed and delivered by Purchaser shall be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of Purchaser hereunder and thereunder, as applicable, enforceable against Purchaser in accordance with its terms.

Section 5.3 No Conflicts; Consents and Approvals.

(a) Neither the execution, delivery or performance of this Agreement by Purchaser, or the other agreements and documents contemplated hereby to be executed and delivered by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, shall: (i) conflict with or result in a breach of any provisions of its Organizational Documents; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Purchaser pursuant to, any Contract to which Purchaser is a party, that would in any such event, have a Purchaser Material Adverse Effect; or (iii) violate any applicable Law or Order applicable to Purchaser or any of its properties or assets.

(b) Assuming the truth and accuracy of the representations and warranties of Seller Parties set forth in Section 3.2(b), the execution, delivery and performance by Purchaser of this Agreement, and the execution, delivery and performance by Purchaser of the other agreements contemplated hereby to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby does not and shall not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (a) the actions or non-actions, waivers, consents, approvals, authorizations, registrations and filings listed on Schedule 5.3 and (b) those consents, approvals, authorizations or permits of, actions by, filings with or notifications to, any Person, the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Financing.

(a) As of the Signing Date, Purchaser has delivered to Seller Parties a true, complete and correct copy of an executed debt commitment letter, dated as of the Signing Date (including all exhibits, schedules and annexes thereto, as may be amended, modified, waived or replaced in accordance with the terms hereof, together with the Debt Financing Fee Letter (as defined below), the “Debt Commitment Letter”) and the fee letter related to the Debt Commitment Letter (as may be amended, modified, waived or replaced in accordance with the terms hereof, the “Debt Financing Fee Letter”), pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to provide to Purchaser the amount of debt financing described therein, the proceeds of which shall be used to, among other things, fund the transactions contemplated by this Agreement (the “Debt Financing”); provided, however, that the fee amounts and percentages, pricing caps, market flex and other economic, numerical or commercially sensitive terms in the Debt Financing Fee Letter delivered pursuant hereto may be redacted.

(b) As of the Signing Date, except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the parties thereto to fund the full amount contemplated by the Debt Financing. As of the Signing Date, other than the Debt Commitment Letter, there are no other Contracts between any Debt Financing Source, on the one hand, and Purchaser, on the other hand, with respect to the Debt Financing.

(c) As of the Signing Date, the Debt Commitment Letter (i) is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the Debt Financing Sources party thereto, as applicable, except as enforceability may be limited by General Enforceability Exceptions and (ii) has not been withdrawn or terminated or otherwise amended or modified in any respect (other than as expressly permitted hereunder). All commitment and other fees required to be paid by Purchaser under the Debt Commitment Letter on or prior to the Signing Date have been paid. As of the Signing Date, neither Purchaser, nor to the knowledge of Purchaser, any other party to the Debt Commitment Letter is in default or breach of the Debt Commitment Letter.

Section 5.5 Litigation.

(a) There is no Action against Purchaser or any of its Affiliates pending by or before any Governmental Authority that would have a Purchaser Material Adverse Effect.

(b) There is no Order binding on Purchaser or any of its Affiliates that would have a Purchaser Material Adverse Effect.

Section 5.6 Brokers. Purchaser has not incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of Purchaser to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 5.7 Purchase for Investment. Purchaser is purchasing the Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities, and is capable of bearing the economic risks of such investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or any state securities Laws, and agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 5.8 Independent Investigation. In connection with Purchaser’s investment decision to proceed with the transactions contemplated by this Agreement, Purchaser and its Representatives have conducted an independent review, investigation and analysis (financial and otherwise) of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of Company as desired by, and to the satisfaction of, Purchaser. Purchaser acknowledges and agrees that Company has provided Purchaser with access to the personnel, properties and books and records of Company for this purpose. Purchaser acknowledges and agrees that its purchase of the Securities and the consummation of the transactions contemplated hereby are done entirely on the basis of Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of Company.

Section 5.9 Stock Consideration. The issuance of the Stock Consideration has been duly authorized, and, when issued and paid for in accordance with the terms of this Agreement, the Stock Consideration will be validly issued, fully paid and non-assessable, and no stockholder of Purchaser or any of its Subsidiaries will have any preemptive right of subscription or purchase in respect thereof. The Stock Consideration will be issued to Seller with good and valid title, free and clear of any Lien created by the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby (including, without limitation, the issuance and delivery of the Stock Consideration), other than any Lien arising under the Lock-up Agreement, the Securities Act, and other applicable securities Laws and Purchaser’s Organizational Documents. No vote of the holders of any class or series of Purchaser’s capital stock is necessary under the Purchaser’s Organizational Documents, applicable Law or the rules and regulations of The Nasdaq Stock Market LLC to approve the issuance and delivery of the Stock Consideration in accordance with this Agreement.

Section 5.10 Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of Purchaser (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of Purchaser) are set forth in Schedule 5.10 hereto. All of the outstanding shares of capital stock of Purchaser are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of Purchaser. Except as specified in the SEC Reports: (a) no shares of Purchaser’s outstanding capital stock are subject to preemptive rights or any other similar rights; (b) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of Purchaser, or contracts, commitments, understandings or arrangements by which Purchaser is or may become bound to issue additional shares of capital stock of Purchaser or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of Purchaser, other than those issued or granted pursuant to compensatory plans, contracts or arrangements described in the SEC Reports; (c) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of Purchaser or any Subsidiary or by which Purchaser or any Subsidiary is bound; (d) there are no agreements or arrangements under which Purchaser is obligated to register the sale of any of its securities under the Securities Act; (e) there are no outstanding securities or instruments of Purchaser that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Purchaser is or may become bound to redeem a security of Purchaser or any of its Subsidiaries; (f) Purchaser does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (g) neither Purchaser nor any of its Subsidiaries has any liabilities or obligations required to be disclosed in the SEC Reports but not so disclosed, which, individually or in the aggregate, will have or would reasonably be expected to have a Purchaser Material Adverse Effect. There are no securities or instruments issued by or to which Purchaser is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Stock Consideration hereunder.

Section 5.11 SEC Reports.

(a) Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twenty-four (24) months preceding the Signing Date (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the notes thereto) of Purchaser and its consolidated Subsidiaries included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto or as required by the Commission and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of Purchaser and its consolidated Subsidiaries taken as a whole as of and for the dates thereof and the results of operations, shareholders’ equity and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(c) Since the date of the latest financial statements included within the SEC Reports, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Purchaser Material Adverse Effect, (ii) neither Purchaser nor any of its Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Purchaser’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) neither Purchaser nor any of its Subsidiaries has altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) neither Purchaser nor any of its Subsidiaries has declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) neither Purchaser nor any of its Subsidiaries has issued any equity securities to any officer, director or Affiliate, except Purchaser’s common stock issued pursuant to existing Purchaser stock option, stock purchase plans or equity-based plans disclosed in the SEC Reports, and (vi) there has not been any material change or amendment to, or any waiver of any material right by Purchaser or any of its Subsidiaries under, or any termination of, any material contract that was filed (or required to be filed) as an exhibit to the SEC Reports pursuant to Item 601 of Regulation S-K. Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to Purchaser or its Subsidiaries or their respective business, properties, operations or financial condition that would be required to be disclosed by Purchaser under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one (1) trading day prior to the date of this Agreement.

(d) Purchaser is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. Except as set forth in the SEC Reports, (i) Purchaser maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and such internal control over financial reporting was evaluated by management of Purchaser and was determined to be effective as of April 30, 2026; and (ii) Purchaser maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), and such disclosure controls and procedures were evaluated by management of Purchaser and were determined to be effective as of April 30, 2026, and since the date of such evaluation, there have been no significant changes in the disclosure controls and procedures that are reasonably likely to materially adversely affect such disclosure controls and procedures.

Section 5.12 No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR ANY CERTIFICATE DELIVERED PURSUANT HERETO, NEITHER PURCHASER NOR ANY OF ITS AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES, MAKES OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO PURCHASER OR ANY OF ITS AFFILIATES, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY SELLERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business Prior to the Closing.

(a) Except: (i) for the matters set forth in Schedule 6.1(a) and Schedule 6.1(b); (ii) as otherwise expressly required by this Agreement; or (iii) with the prior written consent of Purchaser, from and after the Signing Date and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, Seller Parties shall cause Company to, and Seller Parties and their Affiliates shall otherwise with regard to the Business: (i) conduct the Business in the ordinary course of business, consistent with past practice, in all material respects; (ii) use their commercially reasonable efforts to preserve and maintain its/their respective relationships with licensors, contractors, suppliers, Manufacturers, dealers, customers, Material Customers, employees, Governmental Authorities and others having material business relationships with Company; (iii) use commercially reasonable efforts to cooperate with Purchaser and provide, or cause to be provided, access to documentation, information and personnel reasonably requested by Purchaser or its Representatives in connection with the R&W Insurance Policy; and (iv) pay in full all employee bonuses in respect of calendar year 2026, subject to applicable withholding, and pay all related employer payroll Taxes.

(b) Without limiting the provisions of the foregoing clause (a), except: (i) for the matters set forth in Schedule 6.1(a) and Schedule 6.1(b); (ii) as otherwise expressly required by this Agreement, including the Restructuring; or (iii) with the prior written consent of Purchaser, from and after the Signing Date and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, Seller Parties shall cause Company not to (and, in regard to clause (v) below with respect to any Employee Benefit Plan, Seller Parties will not in relation to the Business Employees or Business Contractors) and each Seller Party and Company shall not otherwise with respect to the Business:

(i) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, pledge or other encumbrance of any additional shares of capital stock of any class or other equity interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or other equity interests (including stock appreciation rights, phantom stock or equity-linked securities), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or other equity interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other equity interests of Company;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Company or declare, set aside for payment or pay any dividend or distribution with respect to any shares of capital stock or other equity interests of Company or otherwise make any payments to stockholders or holders of other equity interests in each case in their capacity as such;

(iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or alter through merger, liquidation, reorganization or restructuring the corporate structure of Company;

(iv) amend the Organizational Documents of Company;

(v) other than (1) in the ordinary course of business and consistent with past practice, (2) as required by any Employee Benefit Plan as disclosed in Schedule 4.6(a) or (3) as required by applicable Law, (A) increase any compensation or benefits of any service provider of Company, (B) grant any cash or equity incentive compensation to any such service provider, other than in accordance with the terms of an Employee Benefit Plan as disclosed in Schedule 4.6(a), if applicable, on actual performance, (C) enter into or adopt any new Employee Benefit Plan or amend in any material respect or terminate any existing Employee Benefit Plan, (D) accelerate the vesting of any compensation or benefits, (E) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, or (F) amend the funding obligation or contribution rate of any Employee Benefit Plan or change any underlying assumptions to calculate benefits payable under any Employee Benefit Plan, except as may be required by GAAP;

(vi) make any material change in financial accounting methods, principles or practices, except as required by a change in GAAP or applicable Law;

(vii) directly or indirectly acquire or agree to acquire in any transaction any equity interest in, or any material assets or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof;

(viii) (A) other than purchases and sales of products, inventory and supplies in the ordinary course of business, consistent with past practice, acquire or agree to acquire, sell, lease (as lessor), license, or otherwise dispose of any tangible properties or assets in excess of $100,000 in the aggregate; or (B) sell, lease, mortgage, sell and leaseback or otherwise dispose of any real properties or any interests therein;

(ix) (A) rescind or change any entity classification or other material Tax election or settle or compromise any material Tax liability; (B) change its taxable year; or (C) change any material method of accounting for Tax purposes; (D) file any Tax Return in a manner inconsistent with past practice in a material respect or file any amended Tax Return, (E) fail to pay any Taxes when due, (F) consent to an extension or waiver of the limitations period applicable to any material Tax or Tax Return or (G) make a voluntary Tax disclosure or Tax amnesty or similar filing, except, in each case, as required by applicable Law;

(x) except in the ordinary course of business, consistent with past practice, grant to or acquire from any Person, or dispose of, abandon, transfer, fail to maintain, or permit to lapse, any rights to any material Intellectual Property;

(xi) incur any Indebtedness for borrowed money, except for Indebtedness that shall be paid off at Closing in accordance with Section 6.7;

(xii) (A) amend or modify, grant any waiver under, cancel, or surrender or terminate any existing Company Real Property Lease, or (B) acquire any real property or enter into a lease, sublease, license, or other occupancy agreement in respect of any real property;

(xiii) settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment by Company of monetary damages in excess of $50,000 in any individual instance, or $100,000 in the aggregate, plus applicable reserves and any applicable insurance coverage;

(xiv) enter into, modify or amend in any material respect, terminate or waive any material right under any Company Contract or any Contract that would have been a Company Contract if in effect as of the Signing Date;

(xv) terminate or permit the lapse of any material Insurance Policies (in each case unless replaced with a comparable Insurance Policy);

(xvi) mortgage, pledge or subject to any Lien any portion of its properties or assets, other than Permitted Liens;

(xvii) make, commit to make or authorize any capital expenditure in excess of $100,000 in the aggregate in the ordinary course of business;

(xviii) make loans, advances or capital contributions to, guarantees for the benefit of, or any investments in, any Person in excess of $100,000 in the aggregate;

(xix) forgive or waive, in whole or in part, any loans to directors, officers, employees or any of their respective Affiliates;

(xx) submit any additional voluntary disclosure agreements or have any substantive discussions with any states with respect to any previously submitted voluntary disclosure agreements; or

(xxi) commit, resolve, agree to take or authorize any of the foregoing actions.

(c) Notwithstanding anything herein to the contrary, neither any Seller Party, Company nor any of their Affiliates shall be prohibited from (i) making any distribution of Cash to or from Company at any time up until the Measurement Time, or (ii) reducing the Indebtedness of Company or paying Company Transaction Expenses at any time up until immediately prior to the Closing, in each case, without Purchaser’s consent. Any such actions shall, as applicable, be taken into account when calculating the amounts of Cash, Closing Date Indebtedness, and Company Transaction Expenses, respectively.

(d) Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operation of Company prior to Closing, and that prior to Closing, Seller Parties and Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business and the operations.

Section 6.2 Access to Information; Confidentiality.

(a) From the Signing Date and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms and subject to compliance with applicable Law and this Section 6.2(a), Seller Parties shall cause Company to give Purchaser and its Representatives reasonable access during regular business hours to its respective properties, books and records, Contracts, employees, accountants and other advisors at the reasonable, prior request of Purchaser in connection with the transactions contemplated hereby; provided, however, that any such access shall be conducted at Purchaser’s expense, in accordance with applicable Law, under the supervision of Company personnel and in a manner as not to interfere unreasonably with the Business or operations of Company.

(b) Purchaser and Company shall agree on mutually acceptable procedures to contact customers, suppliers and subcontractors of Company, and authorize such customers, suppliers and subcontractors to communicate with Purchaser and to provide information reasonably requested by Purchaser. During the period between the Signing Date and the Closing Date, Purchaser shall not directly or indirectly contact or communicate with any of the Company’s customers, suppliers or subcontractors with respect to this Agreement, any other Transaction Document, or the transactions contemplated hereby without, in each instance, the prior written consent of the Company or participation by a Representative of the Company, in such contact or communication along with Purchaser; provided that such restriction shall not restrict Purchaser or its Affiliates, nor any of their respective Representatives, from contacting or communicating with any Person in the ordinary course of business of Purchaser or any such Affiliate regarding any matter not related to this Agreement, any other Transaction Document or the transactions contemplated hereby.

(c) All information provided or obtained in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby shall be kept confidential by Purchaser and its Representatives, Subsidiaries and Affiliates in accordance with the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement prior to the Closing, the terms of this Agreement shall govern.

(d) The parties agree that the Confidentiality Agreement shall automatically terminate at the Closing and cease to be of further effect. Purchaser, Seller Parties and Company shall take any action necessary to give effect thereto.

Section 6.3 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall (and to the extent applicable, shall cause their respective Affiliates to) use its commercially reasonable efforts to take, or cause to be taken, all actions, to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated hereby in accordance with the terms of this Agreement, including using commercially reasonable efforts in connection with: (i) the obtaining of all necessary approvals under any applicable Laws required in connection with this Agreement and the transactions contemplated hereby; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals and authorizations from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities), and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any such Governmental Authority; (iii) the obtaining of all necessary waivers, consents, approvals and authorizations from any third party (other than a Governmental Authority); and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement.

Section 6.4 Public Announcements. Neither Purchaser nor Company or any Seller Party shall make, or permit any of their respective Affiliates or Representatives to make, any public announcement in respect of this Agreement, the other agreements and documents contemplated hereby or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as may be required (a) to obtain consents and approvals, and to provide such notices and make such filings, necessary, proper or reasonably advisable to consummate the transactions contemplated by this Agreement, (b) by Law or Contract applicable to Purchaser or a Seller Party or any of their respective Affiliates, including reporting required of Purchaser under the Exchange Act or pursuant to the listing rules of The Nasdaq Stock Market LLC, or (c) in the case of Company, pursuant to internal announcements to employees; provided, in the case of clauses (a) and (c), that any such disclosure is generally consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby, and, to the extent practicable, is made after such prior notice to, and consultation with, the other party, as may be reasonable under the circumstances. Notwithstanding the foregoing, nothing herein shall limit the parties from disclosing this Agreement to its legal counsel or financial or tax advisors.

Section 6.5 Further Assurances.

(a) At and after the Closing Date, each of Purchaser, Seller Parties and Company shall, and shall cause its and their Affiliates and Representatives to, use its and their commercially reasonable efforts from time to time to execute and deliver at the reasonable request of the other party such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.

(b) Without limiting the generality of Section 6.5(a) (i) from and after the Closing, if (A) Seller Parties or any of their Affiliates receives any funds, mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of Company, or (B) Purchaser or Company receives any funds, mail, courier package, facsimile transmission, purchase order, invoice, service request or other document primarily relating to a Seller Party or any of its Affiliates (other than Company), the receiving party shall promptly (1) notify and (2) forward the pro rata portion of such funds or such documents to, the other party; and (ii) to the extent that Purchaser or any Seller Party discovers following Closing that any material asset primarily related to the Business was not transferred at Closing as a result of the purchase of the Securities by Purchaser, Seller Parties shall or shall cause their Affiliates promptly to assign and transfer to Purchaser or its designated Affiliate all right, title and interest in such asset and any liability associated therewith.

Section 6.6 Tax Matters.

(a) Tax Returns. Seller shall prepare or cause to be prepared, and timely file or cause to be timely filed, all income Tax Returns required to be filed by Company for all Pre-Closing Tax Periods (including Seller’s S corporation Tax Returns reporting Company’s Pre-Closing income). Seller shall be responsible for and timely pay all Taxes due on such Tax Returns. Purchaser shall prepare or cause to be prepared any non-income Tax Returns of Company for Pre-Closing Tax Periods that are first due after the Closing Date. Seller shall pay the Taxes due on such non-income Tax Returns to the extent such amounts are not included as Closing Date Indebtedness. Any Tax Return prepared pursuant to this Section 6.6(a) shall be prepared on a basis consistent with past practice except as otherwise required pursuant to this Agreement or applicable Law, and shall be provided (together with any schedules, statements and, to the extent requested, supporting documentation) by the preparing party (Seller or Purchaser) to the non-preparing party (Purchaser or Seller) at least ten (10) Business Days before the due date for such Tax Return (taking into account applicable extensions) for the non-preparing party’s review, comment, and approval (not to be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing to the contrary, Seller shall have no obligation to provide, and Purchaser shall have no right to review or comment on, any Tax Returns of Seller.

(b) Straddle Period. After the Closing, Company shall prepare or cause to be prepared and file or cause to be filed any and all Tax Returns for Company for any Straddle Period. Any Tax Return prepared pursuant to this Section 6.6(b) shall be prepared on a basis consistent with past practice except as otherwise required pursuant to this Agreement or applicable Law, and shall be provided (together with any schedules, statements and, to the extent requested, supporting documentation) by Purchaser to Seller at least ten (10) Business Days before the due date for such Tax Return (taking into account applicable extensions) for Seller’s review, comment, and approval (not to be unreasonably withheld, conditioned, or delayed). For purposes of this Agreement, in the case of any Straddle Period, Taxes of Company allocable to the Pre-Closing Tax Period shall (i) in the case of any Taxes imposed on a periodic basis, such as real estate Tax, personal property and intangible property Taxes or other similar ad valorem obligations, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Taxes based upon or related to income, gains, payments or receipts (including sales and use Taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date. Items of income, gain, deduction, loss or credit of Company for the Straddle Period shall be allocated to the Pre-Closing Tax Period on a “closing of the books basis” by assuming that books of Company were closed at the close of the Closing Date. For clarification, any Company Transaction Expenses shall be allocated to the Pre-Closing Tax Period of any Straddle Period.

(c) Transfer Taxes. All transfer, documentation, sales, use, stamp, registration and other similar Taxes (including any real property transfer or other similar Tax) incurred or which may be payable in connection with this Agreement or any transaction contemplated hereby shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. The parties shall cooperate in the preparation and filing of Tax Returns (including any documentation) with respect to such Taxes or fees.

(d) Tax Treatment. The parties to this Agreement intend that for U.S. federal and applicable state and local income Tax purposes, (i) Purchaser’s purchase of the Securities shall be treated as a taxable purchase of Company’s assets from Seller and (ii) any liability assumed by Purchaser in connection with the transactions contemplated hereby that is attributable to deferred revenue shall not be treated as giving rise to taxable income of Purchaser or its Affiliates under James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964), and the parties shall not take a Tax position that is inconsistent with the treatment described in this clause (ii) (clauses (i) and (ii), collectively, the “Intended Tax Treatment”). Seller Parties and Purchaser agree to report consistently with the Intended Tax Treatment on their federal and state income Tax Returns, and to not take any position for applicable Tax purposes that is inconsistent therewith unless otherwise required by applicable Law.

(e) Allocation. Prior to the Closing, the parties hereto have agreed to the purchase price allocation methodology attached as Exhibit H hereto (the “Allocation Methodology”). Purchaser shall prepare and deliver to Seller within sixty (60) calendar days after the determination of the Final Purchase Price a schedule allocating the Final Purchase Price (and any other amounts, liabilities and other relevant items treated as paid in consideration for the Securities for applicable Tax purposes) among the assets of Company (collectively, the “Consideration Allocation”) in accordance with the principles set forth in the Allocation Methodology. The Consideration Allocation shall be prepared in good faith in accordance with Section 1060 of the Code, the Treasury Regulations thereunder, and the Allocation Methodology. Seller shall have the right to review and raise any objections to the Consideration Allocation during the thirty (30) calendar day period after receipt thereof. If Seller does not raise any objections within such thirty (30) calendar day period, Seller shall be deemed to have agreed to Purchaser’s Consideration Allocation and such Consideration Allocation shall be final, conclusive and binding upon the parties hereto. If Seller raises an objection in writing within such thirty (30) calendar-day period, Seller and Purchaser shall negotiate in good faith to resolve the dispute. If Seller and Purchaser are unable to resolve the dispute within thirty (30) calendar days after the commencement of such negotiations, then the Accounting Firm shall be engaged to review the Consideration Allocation and to finally resolve all disputes. The determination of the Accounting Firm regarding the Consideration Allocation, which shall be made in accordance with the Allocation Methodology, shall be delivered as soon as practicable following engagement of the Accounting Firm, but in no event more than sixty (60) calendar days thereafter, and shall, absent manifest error, be final, conclusive and binding upon the parties hereto. The cost of the Accounting Firm shall be shared in accordance with the terms of Section 2.6(b), applied mutatis mutandis. The parties hereto agree to (x) be bound by the Consideration Allocation determined to be final by this Section 6.6(e) (the “Final Consideration Allocation”), (y) act in accordance with the Final Consideration Allocation in the preparation and filing of all Tax Returns and (z) take no position inconsistent with the Final Consideration Allocation for all Tax purposes (unless and to the extent required to do so pursuant to a final determination pursuant to Section 1313(a) of the Code). The parties hereto shall, in good faith, make adjustments to the Final Consideration Allocation as necessary to account for any subsequent adjustment to the Final Purchase Price pursuant to this Section 6.6(e). In the event that any Taxing Authority disputes the Final Consideration Allocation, Seller (if disputed to Seller) or Purchaser (if disputed to Purchaser), as the case may be, shall promptly notify the other parties in writing of the nature of such dispute.

(f) FIRPTA. Prior to or at the Closing, Seller shall furnish Purchaser with a duly executed IRS Form W-9 of Seller as the regarded owner of Company for U.S. federal income tax purposes.

(g) Tax Information and Cooperation. Seller and Purchaser shall, and shall each cause their respective Affiliates to, provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or participating in or conducting any audit or other proceeding in respect of Taxes, in each case, with respect to Company. Any information obtained under this Section 6.6 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(h) Post-Closing Covenants. After the Closing, Purchaser and its Affiliates shall not, and Purchaser and its Affiliates shall not permit Company to, without the prior consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed (it being understood that it will be considered unreasonable for Seller to withhold its consent from an action that is required by a “determination” within the meaning of Section 1313(a) of the Code), take any of the following actions: (i) file or amend or otherwise modify any Tax Return of Company for a Pre-Closing Tax Period, except for filing Tax Returns that are first due to be filed (taking into account extensions) after the Closing (or that were first due following the Signing Date and before the Closing but had not yet been filed by the Closing), (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency of Company for a Pre-Closing Tax Period, (iii) make or change any Tax election or Tax accounting method of Company with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (iv) make or initiate any voluntary contact with a Taxing Authority regarding Taxes of Company for any Pre-Closing Tax Period.

(i) Termination of Seller Party Arrangements and Credit Facility. Each Seller Party shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, before the Closing as between such Seller Party or any Affiliate thereof, on the one hand, and Company, on the other hand, regardless of the period in which the relevant Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings. Company shall terminate the Credit Facility, to be effective as of prior to the Closing.

(j) Tax Claims. If any member of the Purchaser Indemnified Group receives notice of any audit, action, claim or proceeding regarding Taxes in respect of which any member of the Purchaser Indemnified Group may be entitled to receive payment of Losses from Seller Parties pursuant to Section 8.2(a)(i) or Section 8.2(a)(v) (each, a “Tax Claim”), (i) the Indemnitee shall promptly notify Seller Parties in writing of such Tax Claim (provided, however, that an Indemnitee’s failure to send or delay in sending such notification will not relieve Seller Parties from liability hereunder with respect to such Tax Claim, except in the event and only to the extent that such Seller Party is prejudiced by such failure or delay), and (ii) Seller Parties, at their own expense, shall control the defense and settlement of such Tax Claim solely to the extent such Tax Claim is with respect to taxable periods ending before the Closing Date, and Purchaser shall control the defense and settlement of any other Tax Claim; provided, that, with respect to any Tax Claim, (1) the controlling party shall keep the non-controlling party reasonably informed of the progress of such Tax Claim, including by providing the non-controlling party with copies of material correspondence and notices and other material written materials received from or provided to any Taxing Authority, (2) the non-controlling party shall be entitled, at its cost and expense, to participate in such Tax Claim, and (3) the controlling party shall not settle or compromise such Tax Claim (or a portion thereof) without the prior written consent of the non-controlling party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any conflict between the provisions of this Section 6.6(j) and Section 8.5, this Section 6.6(j) shall control.

(k) Tax Refunds. Except to the extent (i) taken into account in Closing Date Indebtedness or Adjusted Net Working Capital, (ii) resulting from the carryback to a Pre-Closing Tax Period of any tax attribute generated in a taxable period (or portion thereof) following the Closing Date, or (iii) being contested by Purchaser, Company or a Taxing Authority, any Tax refund (or Tax credit claimed in lieu of receiving a refund) for overpayment of Taxes (including any interest in respect thereof received from the relevant Taxing Authority) that is received or realized by Purchaser or Company or any Affiliate thereof following the Closing Date that is a refund (or such a credit) of the Taxes of Company for a Pre-Closing Tax Period (each, a “Tax Asset”) shall be for the account of Seller Parties, as applicable, and Purchaser shall pay or cause its Affiliate (including Company) to pay over to Seller Parties, as applicable, the amount of any such Tax Asset, net of any reasonable costs and expenses (including any Taxes) attributable to obtaining and receipt of such Tax Asset, within ten (10) calendar days after such Tax Asset is either received or realized.

Section 6.7 Pay-Off and Lien Release. Prior to the Closing Date, Seller shall provide Purchaser with the Pay-Off Letters with respect to the Estimated CSI Payoff Amount and the Estimated Closing Date Indebtedness, if any (substantially final drafts of which shall be delivered no later than three (3) Business Days prior to the Closing Date and the executed copies of which shall be delivered no later than one (1) Business Day prior to the Closing Date). On the Closing Date, Seller shall deliver to Purchaser duly executed Lien Releases evidencing that all Liens on Company’s assets arising as a result of the Estimated CSI Payoff Amount and the Estimated Closing Date Indebtedness shall be released (effective upon the repayment and discharge of the Estimated CSI Payoff Amount and the Estimated Closing Date Indebtedness), and Purchaser shall pay to lender parties designated in such Pay-Off Letters and Lien Release letters by wire transfer of immediately available funds, an aggregate amount equal to the Estimated CSI Payoff Amount and the Estimated Closing Date Indebtedness upon the Closing pursuant to Section 2.5. Furthermore, prior to the Closing Date, Seller shall provide, or cause to be provided, to Purchaser, KYC Information (which shall be delivered at least three (3) Business Days prior to the Closing Date.

Section 6.8 R&W Insurance Policy.

(a) Promptly following the execution of this Agreement, Purchaser shall pay any required deposit fee and all other payments or fees and take all necessary actions to bind Purchaser’s coverage under the R&W Insurance Policy. The R&W Insurance Policy shall provide that the R&W Insurer shall have no right of subrogation against any Seller Party or any of their Affiliates, and the R&W Insurer has waived any such right of subrogation, except in the case of Fraud.

(b) Purchaser shall not agree to any amendment, variation or waiver of any subrogation provision in the R&W Insurance Policy (or do anything which has a similar effect) which would adversely impact a Seller Party without such Seller Party’s prior written consent.

Section 6.9 Release. Effective as of the Closing, each Seller Party, on behalf of itself and its Affiliates (other than Company) and their respective officers, directors, equityholders, managers, members, partners, heirs, beneficiaries, successors and permitted assigns (the “Releasing Parties”) hereby irrevocably and unconditionally waives, releases and forever discharges Company, its Affiliates, and each of their respective past and present directors, officers, employees and agents (the “Released Parties”) from any and all claims, actions, causes of action, suits, debts, damages, liabilities or other obligations of any kind or nature whatsoever, known and unknown, matured or unmatured, existing or claimed to exist, both at law and in equity (collectively, “Claims”) of any Releasing Party against the Released Parties arising on or prior to the Closing Date; provided, however, that this release does not extend to claims relating to (a) any breach or alleged breach of this Agreement or any other Transaction Document or any of the provisions set forth herein or therein, (b) the rights of the Releasing Parties under this Agreement or any other Transaction Document, including payments to a Releasing Party of any consideration required to be paid hereunder or thereunder, (c) the rights of the Releasing Parties as an employee of Company for compensation, (d) accrued rights of the Releasing Parties as an employee of Company under Company’s Employee Benefit Plans, (e) any right which cannot be released by applicable Law, or (f) any right to exculpation or indemnification, defense or to be held harmless under applicable Law, Organizational Documents or related insurance policy maintained by or for Company for claims as an employee, director or officer (or similar executive) or agent of Company.

Section 6.10 Affiliate Transactions. Seller Parties acknowledge and agree that, except as set forth in Schedule 6.10, all Affiliate Transactions, and all rights and obligations of the Business, Company, Seller Parties or any of Seller Parties’ Affiliates, in each case under Contracts with respect thereto, shall be terminated at or prior to the Closing, with no further liability of Seller Parties or Seller Parties’ respective Affiliates that are not Company, on the one hand, or Purchaser or Company, on the other hand, with respect thereto. At Closing, Seller Parties shall deliver evidence of any such terminated Contracts to Purchaser in form and substance reasonably acceptable to Purchaser. Notwithstanding the foregoing, if following the Closing, Purchaser or Company determine that any such Affiliate Transaction was not terminated as contemplated by the foregoing, then such Seller Parties shall, and shall cause their Affiliates to, take such action as is necessary to cause such termination to occur (with effectiveness as of the Closing) upon request by Purchaser or Company.

Section 6.11 Retention of Business Records and Post-Closing Access.

(a) After the Closing, Purchaser agrees to, or shall cause Company to, hold at least one copy of all Business Records relating to the conduct of the Business on or before the Closing Date and not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date or such longer time as may be required by applicable Law, and if thereafter Purchaser proposes to destroy or dispose of such copy, Purchaser shall offer first in writing at least thirty (30) calendar days prior to such proposed destruction or disposition to surrender all or any portion of such Business Records to Seller. To the extent required for Seller’s accounting, Tax and compliance purposes, Seller and Seller’s Affiliates that are not Company may retain a copy of any or all of the Business Records and any other materials included in any electronic data room or that are otherwise in the possession or under the control of Seller or Seller’s Affiliates that are not Company relating to the conduct of the Business on or before the Closing Date; provided that any such Business Records will be held in accordance with Section 6.11(b).

(b) From and after the Closing, Purchaser shall, and shall cause Company to, at Seller’s expense, (i) give Seller, its Affiliates and Representatives reasonable access to the offices, properties and Business Records and other books and records of Company, relating to the conduct of the Business and Company, in each case on or before the Closing Date, during normal business hours and upon reasonable prior notice, (ii) furnish to Seller, its Affiliates and Representatives such financial and operating data and other information relating to the conduct of the Business and Company, in each case on or before the Closing Date, and (iii) cause the employees, counsel, auditors and other Representatives of Company to cooperate with Seller, its Affiliates and Representatives, in each case, to the extent reasonably requested by Seller or its Affiliates and solely to the extent that such access may reasonably be required (as determined by Seller or its Affiliates) for any of the following: (A) for Tax purposes (including preparation of Tax Returns and in connection with Tax audits); (B) for the defense or prosecution of, or otherwise in connection with, Actions (including potential Actions) in which Seller is not adverse to Purchaser or any of its Affiliates (including Company); and (C) otherwise in connection with accounting or other similar needs; provided that any such information provided pursuant to this Section 6.11(b) will be held in accordance with Section 6.11(b).

Section 6.12 Non-Compete; Non-Solicit; Confidentiality.

(a) During the period commencing on the Closing Date and ending on the date that is (i) five (5) years following the Closing Date, with respect to each Equityholder listed on Schedule 6.12(a)(i), and (ii) three (3) years following the Closing Date, with respect to each Equityholder listed on Schedule 6.12(a)(ii) (each Equityholder listed on Schedule 6.12(a)(i) or Schedule 6.12(a)(ii), a “Restricted Party”, and collectively, the “Restricted Parties”), each Restricted Party shall not, and shall cause its Affiliates not to:

(i) engage in the Business anywhere in the United States (each, a “Competing Activity”); provided that the foregoing shall not prohibit any Restricted Party or any of its Affiliates from the acquisition, holding of investments or direct or indirect ownership of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Activity, so long as such ownership interest is a passive interest and represents less than 5% of the aggregate voting power or outstanding capital stock or other equity interests of such Person;

(ii) solicit (or cause to be solicited) for employment any Person who is employed by Company; provided that the foregoing restriction shall not apply to (i) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such Continuing Employees or hiring any person that responds to such generalized search, or (ii) any such Continuing Employee whose employment is terminated by Company at least ninety (90) calendar days prior to any such solicitation by such Restricted Party or its Affiliates, or who voluntarily terminates his or her employment, in each case prior to any such solicitation by such Restricted Party or its Affiliates; or

(iii) solicit (or cause to be solicited) any customer, supplier or other business partner of Company to alter, reduce, or terminate its business relationship with Company (whether such business relationship was formed prior to or after the Signing Date).

(b) From and after the Closing until the date that is five (5) years following the Closing Date, each Seller Party shall, and shall cause its Representatives, to keep confidential, and not disclose, any Confidential Information to any Person (other than Purchaser, Company or their respective Affiliates), except to the extent (i) requested in writing by Purchaser, or (ii) to Representatives of any Seller Party who have a need to know such Confidential Information so long as such Representatives are bound by a duty of confidentiality or confidentiality obligations substantially the same as those set forth in this Section 6.12(b), and will take reasonable steps to inform its respective Representatives that are aware of Confidential Information of such obligation. Notwithstanding the foregoing, if any Seller Party or its Representatives is requested or legally required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, regulatory request or similar process by any Governmental Authority or by Law, including of any securities association, stock exchange or national securities quotation system on which a party’s securities are traded) to disclose any Confidential Information, or any of the facts or any information relating to this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, such Seller Party shall, and shall cause its Representatives to, provide Purchaser with prompt written notice of the existence, terms and circumstances surrounding such request or requirement (to the extent permitted by applicable Law) so that Purchaser, in its sole discretion and at its sole cost and expense, may seek an appropriate protective order or other appropriate remedy and/or waive compliance herewith. If, in the absence of such protective order or other remedy and/or receipt of a waiver by Purchaser, such Seller Party or its Representative is nonetheless legally required to disclose Confidential Information, such Seller Party or its Representative may furnish, without any liability hereunder, only that portion of the Confidential Information which it is advised by its counsel is legally required to be disclosed; provided, that such Seller Party and its Representatives exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information. Seller Party shall promptly notify Purchaser upon the occurrence of any loss or unauthorized disclosure or other breach of which it is aware with respect to any Confidential Information and use commercially reasonable efforts to retrieve the lost or wrongfully disclosed Confidential Information and shall cooperate fully with Purchaser in protecting and enforcing its proprietary rights in the same.

(c) The parties mutually agree this Section 6.12 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Business and Company, and to prevent any unfair advantage conferred on any party and their respective successors, and constitutes a material inducement of Purchaser to enter into this Agreement and consummate the transactions contemplated herein. If any covenant contained in this Section 6.12 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d) If any Seller Party breaches any of the provisions of this Section 6.12, Purchaser shall have, in addition to, and not in lieu of, any other rights and remedies available to Purchaser under law or in equity, the right to have such provision specifically enforced by any court having jurisdiction, without the necessity of posting bond, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser.

(e) Notwithstanding anything contained in this Section 6.12 to the contrary, in the event that a Restricted Party listed on Schedule 6.12(a)(ii) incurs a Separation from Service initiated by the Company or an Affiliate without Cause (each capitalized term, as defined in the Kewaunee Scientific Corporation 2023 Omnibus Incentive Plan, as amended) then the restrictions set forth in Section 6.12(a)(i) shall no longer apply to such Restricted Party, effective as of such Restricted Party’s termination date.

Section 6.13 Misdirected Payments and Disbursements. Each party shall provide notice to the other parties hereto as soon as commercially practicable after the date it receives any refund or other amount which is an asset, receivable or property, after the Closing Date, to the extent that such refund or amount relates to a business or asset of the other party or any of the other party’s Affiliates, or is otherwise due and owing to the other party or any of its Affiliates in accordance with the transactions contemplated hereunder (a “Misdirected Payment”). The party receiving the Misdirected Payment shall promptly convey or remit such payment to the other party. In addition, each party shall provide notice, including reasonable detail, to the other parties hereto (each a “Reimbursing Party”) as soon as commercially practicable following the date such party pays any amount, after the Closing Date, to the extent that such amount was a liability of the Reimbursing Party, the other party’s business or any of the other party’s Affiliates (a “Misdirected Disbursement”). To the extent the Reimbursing Party provides its consent (which consent may not be unreasonably delayed, conditioned or withheld) to such payment of a Misdirected Disbursement, the Reimbursing Party shall promptly reimburse such Misdirected Disbursement to the other party which made the payment on the Reimbursing Party’s behalf.

Section 6.14 Non-Disparagement. During the period commencing on the Closing Date and ending on the date that is five (5) years following the Closing Date, each Seller Party and its Affiliates, on the one hand, and Company, Purchaser and its Affiliates, on the other hand, shall not, and shall cause its Affiliates not to, as applicable: directly or indirectly, (A) make any negative statement or communication regarding any Seller Party, Purchaser, Company or any of their respective Affiliates or employees with the intent to harm any such Person or (B) make any derogatory or disparaging statement or communication regarding any Seller Party, Purchaser, Company or any of their respective Affiliates or employees.

Section 6.15 Insurance.

(a) Seller Parties shall maintain, or cause to be maintained, in full force and effect the Insurance Policies until the Closing, including by maintaining Company as an insured. For a period of three (3) years following the Closing Date, Seller Parties shall continue to be responsible for all self-funded outstanding liabilities relating to any Employee Benefit Plan, and Company’s and the Business’s loss experience under any of the Insurance Policies, including (i) all obligations relating to the employees of Company thereunder (including those associated with workers compensation) and to any automobile liability, (ii) all obligations with respect to both known and incurred but not yet reported claims thereunder, and (iii) all retention amounts thereunder.

(b) Prior to the Closing, Seller Parties shall use commercially reasonable efforts to cooperate and provide timely assistance to Purchaser, including promptly furnishing all information and ensuring timely access to Company’s personnel, books and records as reasonably requested, in each case in connection with the arrangement and placement of Company’s Insurance Policies by Purchaser, on behalf of Company, so that such policies can take effect as of the Closing.

(c) Prior to the Closing, Seller Parties shall have caused Company to purchase, and beginning on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, Company shall maintain in effect, a “tail” policy (the “D&O Tail Policy”) providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any directors’ and officers’ liability insurance policies of Company as of the Signing Date with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is at least equal to the coverage provided under the current directors’ and officers’ liability insurance policies of Company. One hundred percent (100%) of the premium for such coverage (the “D&O Tail Premium”) and any and all other fees associated with obtaining and maintaining the D&O Tail Policy shall be treated as Company Transaction Expenses.

(d) Between the Signing Date and the Closing, Purchaser and Seller Parties shall address and resolve the treatment of the Captive during any applicable run-off period, including any termination or run-off triggers and the allocation of related benefits and obligations.

Section 6.16 Financing.

(a) Subject to the terms and conditions of this Agreement, Purchaser shall use commercially reasonable efforts to (i) arrange, obtain and consummate the Debt Financing at the Closing on the terms and conditions contemplated by the Debt Commitment Letter (subject to replacement thereof in accordance with this Section 6.16), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter (subject to replacement thereof in accordance with this Section 6.16) (including any “market flex” provisions applicable thereto) or, in Purchaser’s sole discretion, on other terms and conditions than those contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto), in each case, which such other terms and conditions shall not affect any Prohibited Financing Amendment (as defined below) (such definitive agreements governing the Debt Financing, the “Debt Financing Documents”); (ii) satisfy all the conditions to funding in the Debt Commitment Letter to the extent such conditions are within Purchaser’s or any of its controlled Affiliates’ control; and (iii) consummate the Debt Financing at or prior to the Closing if the conditions to the availability of the Debt Financing have been satisfied or waived.

(b) Purchaser shall have the right from time to time to replace, amend, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter; provided, however, that any such replacement, amendment, supplement, modification or waiver shall not, without the prior written consent of Seller Parties if such replacement, amendment, supplement, modification or waiver would, in any material respect: (A) reduce the aggregate amount of the Debt Financing below the amount, taking into account all other sources of proceeds readily available on the Closing Date, necessary to fund the Required Funding Amount; or (B) impose new or additional conditions precedent to the initial funding of the Debt Financing that would reasonably be expected to materially impede, prevent or delay the Closing or make the funding of the Debt Financing less likely to occur (the limitations set forth in clauses (A) and (B), collectively, the “Prohibited Financing Amendments”); provided that, for the avoidance of doubt, Purchaser may (1) amend the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the Signing Date, (2) otherwise replace or amend the Debt Commitment Letter in accordance with the terms and conditions set forth in this Section 6.16 or (3) amend the Debt Commitment Letter in accordance with any “market flex” provisions set forth in the Debt Financing Fee Letter (after giving effect to any amendments or modifications thereto in accordance with the terms and conditions set forth in this Section 6.16).

(c) In the event that any portion of the Debt Financing becomes unavailable to Purchaser in the manner or from the sources set forth in the Debt Commitment Letter, and such portion is required to consummate the transactions contemplated by this Agreement on or prior to the Closing Date, Purchaser will promptly following the occurrence of such event, notify Seller Parties and will use its commercially reasonable efforts to obtain alternative financing on terms and conditions not materially less favorable to Purchaser, taken as a whole, than the terms and conditions as set forth in the Debt Commitment Letter (including any “market flex” provisions thereof) or, in Purchaser’s sole discretion, on other terms and conditions, in each case, from the same or alternative sources in an amount sufficient, when added to any portion of the Debt Financing still available, to fund the Required Funding Amount as promptly as practicable (the “Alternative Financing”, with any such Alternative Financing being deemed to constitute “Debt Financing”, the debt commitment letter with respect thereto being deemed to constitute a “Debt Commitment Letter”, the fee letter with respect thereto being deemed to constitute a “Debt Financing Fee Letter” and the definitive documentation with respect thereto being deemed to constitute the “Debt Financing Documents”); provided that, without the prior written consent of Seller Parties (which consent shall not be unreasonably withheld, conditioned or delayed), such Alternative Financing shall not affect any Prohibited Financing Amendments. Purchaser shall deliver to Seller Parties true and correct copies of the executed Debt Commitment Letter with respect to such Alternative Financing (and the related fee letter, which may be redacted in the manner set forth in Section 5.4) promptly following the execution thereof.

(d) Prior to the Closing, Purchaser shall give Seller Parties prompt written notice of (1) any breach or default (or any event or circumstance that with or without the lapse of time, or both, would give rise to any breach or default) by any party to the Debt Commitment Letter of any material provision thereof of which Purchaser has become aware, (2) the expiration or termination in writing (or attempted or purported termination in writing, whether or not valid) of the Debt Commitment Letter of which Purchaser has become aware, (3) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or the Debt Financing Documents with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing and/or the Debt Financing Documents) and (4) if for any reason Purchaser has determined in good faith that it may no longer be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contemplated therein and upon the reasonable written request of Seller Parties, Purchaser shall provide Seller Parties updates of the status of Purchaser’s efforts to arrange the Debt Financing.

(e) Prior to the Closing, each Seller Party agrees to use commercially reasonable efforts to cooperate with Purchaser (and use commercially reasonable efforts to cause its Affiliates and its and their respective personnel and advisors to provide such cooperation) in connection with Purchaser’s arrangement of the Debt Financing as is reasonably requested by Purchaser. Such assistance and cooperation shall include, but not be limited to, using commercially reasonable efforts to: (i) assist with the preparation of customary materials for bank information memoranda and similar customary marketing documents reasonably necessary in connection with the Debt Financing; (ii) assist with the preparation of customary materials for ratings agency presentations and, upon reasonable notice at mutually agreed times and places, cause senior management of Company to participate in a reasonable number of meetings with rating agencies and lenders; (iii) timely deliver to Purchaser such financial and other information regarding Company and the Business as may be reasonably requested by Purchaser in connection with the Debt Financing, including KYC Information; (iv) assist with the preparation of the Debt Financing Documents, with such documents subject to the occurrence of the Closing; (v) participating in a reasonable number of meetings, presentations, drafting sessions, and due diligence sessions with providers or potential providers of the Debt Financing (and their respective advisors and/or rating agencies); (vi) assisting with satisfying the conditions precedent set forth in the Debt Financing Documents; (vii) using commercially reasonable efforts to facilitate the pledging of collateral for the Debt Financing (including the delivery at Closing of original share certificates, if applicable, with respect to Company); and (viii) obtaining Pay-Off Letters, lien terminations and instruments of discharge, to be delivered on the Closing Date, of all Indebtedness to be paid off on the Closing Date in form reasonably acceptable to Purchaser (drafts of which will be provided as much in advance of the Closing as is reasonably practicable); provided, however, that nothing contained in this Section 6.16(e) shall require any Seller Party or Company or any Representative, as applicable, to: (A) allow any Debt Financing Sources access to the personnel or facilities of Company that is greater in scope or frequency than the access afforded to Purchaser under this Agreement; (B) require Seller Parties or Company or any Representative to incur any liability or cost in connection with the Debt Financing prior to the Closing Date or that is not reimbursed (or reimbursable) by Purchaser; (C) execute or enter into any agreement or other document in connection with the Debt Financing which will be effective prior to the Closing; (D) waive or modify any terms of this Agreement or any other Contract to which Company is a party. Purchaser shall indemnify and defend Seller Parties, Company, their respective Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees and agents against, and shall hold each of them harmless from any Loss arising out of or resulting from any act taken by Seller Parties or Company pursuant to this Section 6.16(e) (other than in connection with information provided by or on behalf of Seller Parties, Company, their respective Affiliates or their respective Representatives specifically for use in connection with the Debt Financing), except, in each case, arising out of or resulting from the bad faith, gross negligence, Fraud, or Willful Breach of this Agreement by any Seller Party, Company or any of their Affiliates or Representatives; (E) take any action that will conflict with or violate any applicable Law; or (F) require the board of directors or similar governing body of Company, prior to Closing, to adopt resolutions approving the agreements, documents or instruments pursuant to which the Debt Financing is made (except, for the avoidance of doubt, in the case of any director or member of such similar governing body in such Person’s capacity as a director or member of such similar governing body at or after the Closing). Purchaser shall, promptly upon request by Seller Parties, reimburse Seller Parties or Company, as applicable, for any and all reasonable and documented out-of-pocket costs incurred by Seller Parties or Company, as applicable, in connection with its cooperation pursuant to this Section 6.16(e) (excluding, for the avoidance of doubt, any costs and expenses that would have been incurred independently of any obligations under this Section 6.16(e)).

(f) All non-public or otherwise confidential information regarding any Seller Party or Company obtained by Purchaser pursuant to this Section 6.16 shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided that Purchaser shall be permitted to disclose such information to the Debt Financing Sources, rating agencies and any additional prospective lenders during syndication of the Debt Financing, as applicable, or any Alternative Financing, subject to such Debt Financing Sources, rating agencies and other prospective lenders and investors entering into customary confidentiality undertakings with respect to such information. Each Seller Party hereby consents to the use of all of Company’s and, as applicable, its Affiliates’ logos in connection with the Debt Financing. In no event shall Company or any Seller Party be entitled to seek or obtain any recovery or judgment against the Debt Financing Sources, including for any type of damage relating to this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, whether at law or in equity, in contract, in tort or otherwise.

Section 6.17 Company 401(k) Plan. If requested by Purchaser in writing not less than five (5) Business Days before the Closing Date, Company shall adopt resolutions and take such corporate action as is necessary to terminate Company’s 401(k) plan, effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Purchaser (which review and approval shall not be unreasonably withheld, conditioned or delayed).

Section 6.18 Restructuring. Prior to the Closing, on the terms and subject to the conditions herein, Seller Parties shall, and shall cause Seller and Company to, take the steps set forth in “Background and Restructuring” of the Recitals, with such steps of the Restructuring and the Joinder Agreement incorporated herein by reference; provided that final drafts of such documentation, forms and filings related to the Restructuring and the Joinder Agreement shall be in form and substance reasonably satisfactory to Purchaser. Seller Parties shall cause Seller to execute and deliver the Joinder Agreement promptly following the incorporation of Seller.

Section 6.19 Completion of Other Agreed Upon Items. Prior to the Closing Date, Company shall and each Seller Party shall cause Company to address the matters set forth on Schedule 6.19, to the reasonable and good faith satisfaction of Purchaser.

Section 6.20 Financial Information Cooperation. Prior to the Closing, Company shall cooperate and use commercially reasonable efforts to assist Purchaser in connection with the preparation of the Pro Forma 8-K, as requested by Purchaser. If requested by Purchaser, Company shall use commercially reasonable efforts to cause and enable Forvis Mazars, LLP to provide to Purchaser (and not withdraw) its consent to incorporation by reference into the registration statements filed by Purchaser under the Securities Act of its audit report with respect to Company’s financial statements required to be included in the Pro Forma 8-K.

Section 6.21 Retention Restricted Stock Agreements. On or promptly following the Closing Date, Purchaser shall enter into separate agreements with each Key Employee, pursuant to which Purchaser will agree to grant restricted Kewaunee Common Stock (or similar equity incentive compensation) in amounts identified on Annex 1.1(b), which will cliff-vest on the second anniversary of the grant date if such Key Employee remains employed by Company, Purchaser or an Affiliate of Purchaser at that time (the “Retention Restricted Stock Agreements”), subject to the terms of the individual Retention Restricted Stock Agreements (which shall contain substantially the same terms as the form attached hereto as Exhibit G). Grants under the Retention Restricted Stock Agreements shall be made and become effective only upon the applicable Key Employee being a Continuing Employee. No grants under the Retention Restricted Stock Agreements will be made or become effective before the Closing, and Purchaser will have no obligation to make such grants if this Agreement is terminated pursuant to Section 9.1.

Section 6.22 NASDAQ Listing. Following the Signing Date, Purchaser shall file with The Nasdaq Stock Market LLC a notification form for the listing of the Stock Consideration, and The Nasdaq Stock Market LLC shall not have objected to the filing or the transactions described therein.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations. The respective obligation of each party to consummate the transactions contemplated hereby is subject to the satisfaction or waiver, to the extent permitted by applicable Law, as of the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No Action, Order or Law shall be in effect or pending that prohibits or prevents the consummation of the transactions contemplated hereby in whole or in part (collectively, “Restraints”).

(b) Escrow Agreement. The Escrow Agent shall have duly executed and delivered a counterpart signature page to the Escrow Agreement.

Section 7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is further subject to the satisfaction or waiver, to the extent permitted by applicable Law, as of the Closing Date of the following conditions:

(a) Representations and Warranties of Seller Parties. The Seller Party Fundamental Representations shall be true and correct in all respects as of the Signing Date and as of the Closing Date as though made as of the Closing Date (except to the extent any such representation and warranty addressed matters as of an earlier date in which case such representation and warranty shall be so true and correct only as of such earlier date). All representations and warranties in Article III (other than the Seller Party Fundamental Representations), without giving effect to any qualification as to “material,” “materiality” or “Seller Party Material Adverse Effect” set forth herein, shall be true and correct as of the Signing Date and as of the Closing Date as though made as of the Closing Date (except to the extent any such representation and warranty addressed matters as of an earlier date in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Seller Party Material Adverse Effect.

(b) Representations and Warranties of Company and the Business. The Company Fundamental Representations shall be true and correct in all respects as of the Signing Date and as of the Closing Date as though made as of the Closing Date (except to the extent any such representation and warranty addressed matters as of an earlier date in which case such representation and warranty shall be so true and correct only as of such earlier date). All representations and warranties in Article IV (other than the Company Fundamental Representations), without giving effect to any qualification as to “material,” “materiality” or “Company Material Adverse Effect” set forth herein (except in the first sentence of Section 4.10), shall be true and correct as of the Signing Date and as of the Closing Date as though made as of the Closing Date (except to the extent any such representation and warranty addressed matters as of an earlier date in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c) Performance of the Obligations of Seller Parties. Seller Parties shall have performed all obligations required to be performed by any Seller Party pursuant to this Agreement at or prior to the Closing.

(d) No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect or Seller Party Material Adverse Effect since the Signing Date.

(e) Restructuring. The Restructuring shall have occurred and evidence thereof reasonably satisfactory to Purchaser shall have been provided to Purchaser.

(f) Seller Parties’ Certificate. Purchaser shall have received a certificate signed by an authorized officer of Seller and Company, and each other Seller Party, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), and Section 7.2(d), as applicable.

(g) Securities Assignment. An equity interest assignment evidencing transfer of the Securities to Purchaser at the Closing, in form and substance reasonably satisfactory to Purchaser.

(h) Payoff Letters. Duly executed Pay-Off Letters (which shall be provided no later than three (3) Business Days prior to Closing pursuant to Section 6.7) and Lien Releases, in each case, in form and substance reasonably satisfactory to Purchaser, in respect of the Estimated Closing Date Indebtedness.

(i) Resignations. Written resignations, effective as of the Closing, of each director and officer of Company as requested by Purchaser prior to the Closing.

(j) Good Standing Certificates. A certificate of good standing (or equivalent document) of Company, certified as of a recent date by the Secretary of State (or other applicable authority) of Delaware.

(k) Form W-9. An IRS Form W-9, completed by Seller.

(l) Third Party Consents. All consents, authorizations, notices and approvals, as applicable, for the items set forth on Schedule 7.2(l) shall have been obtained and delivered by Seller Parties.

(m) Estoppel Certificates. An estoppel certificate, in a form agreed to by the Parties (an “Estoppel Certificate”), duly executed by any landlord listed in Schedule 4.11(a).

(n) Deliveries by Seller. Seller shall have delivered, or caused to be delivered, to Purchaser the items and documents set forth in Section 2.3(b).

(o) Financing. Purchaser shall have obtained the Debt Financing.

Section 7.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby is further subject to the satisfaction or waiver, to the extent permitted by applicable Law, as of the Closing Date of the following conditions:

(a) Representations and Warranties of Purchaser. The Purchaser Fundamental Representations shall be true and correct in all respects as of the Signing Date and as of the Closing Date as though made as of the Closing Date (except to the extent any such representation and warranty addressed matters as of an earlier date in which case such representation and warranty shall be so true and correct only as of such earlier date). All representations and warranties of Purchaser in Article V (other than the Purchaser Fundamental Representations), without giving effect to any qualification as to “material,” “materiality” or “Purchaser Material Adverse Effect” set forth herein, shall be true and correct as of the Signing Date and as of the Closing Date as though made as of the Closing Date (except to the extent any such representation and warranty addressed matters as of an earlier date in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Performance of the Obligations of Purchaser. Purchaser shall have performed all obligations required to be performed by it pursuant to this Agreement at or prior to the Closing.

(c) Purchaser’s Certificate. Seller shall have received a certificate signed by an authorized officer of Purchaser certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

(d) Deliveries by Purchaser. Purchaser shall have delivered, or caused to be delivered, to Seller the items and documents set forth in Section 2.3(a).

(e) Additional Actions by Purchaser. Purchaser shall, or Purchaser shall have caused an Affiliate to, complete the matters set forth on Schedule 7.3(e).

(f) Indebtedness. The Indebtedness under the Credit Facility (i) (A) less the amount of the excess, if any, of Estimated Adjusted Net Working Capital over Target Adjusted Net Working Capital or (B) plus the amount of the excess, if any, of Target Adjusted Net Working Capital over Estimated Adjusted Net Working Capital, as applicable, plus (ii) Estimated Cash shall be $2,000,000 or less.

Section 7.4 Frustration of Closing Conditions. Neither Purchaser nor any Seller Party may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties of the parties set forth in this Agreement (other than the Fundamental Representations), and in any certificate delivered in connection with this Agreement, shall terminate effective immediately as of the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, such that no claim for breach of any representation or warranty (other than the Fundamental Representations) may be brought against any party after the Closing or the termination of this Agreement in accordance with Section 9.1; provided that the parties specifically and unambiguously intend that the foregoing shall not apply with respect to the R&W Insurance Policy and claims made thereunder, which shall, in all instances, be governed by the terms of the R&W Insurance Policy, except with respect to the Fundamental Representations. Each of the Fundamental Representations shall survive for six (6) years following the Closing Date. The covenants and agreements of any party set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring complete performance by such party at or prior to the Closing (other than covenants and agreements contained in Section 2.3(a)(i) through Section 2.3(a)(vii)) (collectively, the “Pre-Closing Covenants”), shall survive for twelve (12) months from the Closing Date or in accordance with the term set forth in the applicable covenant or agreement. Each covenant or agreement of Seller Parties or Purchaser requiring performance, whether in whole or in part, after the Closing (collectively, the “Post-Closing Covenants”), shall, in each case, survive for six (6) months after the date that such Post-Closing Covenant has been completed or expired or as otherwise expressly set forth with respect to such Post-Closing Covenant. Nothing in this Section 8.1 shall be deemed to limit any rights or remedies of any Person (a) for breach of any such surviving covenant or agreement or (b) in the case of Fraud.

(b) No Third Party Claim or direct claim may be asserted or brought against any party under this Article VIII after the applicable survival date set forth in Section 8.1(a); provided that any such Third Party Claims or direct claims asserted by a Notice of Claim prior to the end of the applicable survival period set forth in Section 8.1(a) may be prosecuted until their conclusion by settlement or by final, non-appealable judgment, in each case which may be after the end of the applicable survival period set forth in Section 8.1(a). The parties further acknowledge and agree that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Nothing in this Section 8.1 shall limit the right of Purchaser to make claims under the R&W Insurance Policy in accordance with the terms thereof.

Section 8.2 Indemnification by Seller Parties.

(a) From and after the Closing, each Seller Party shall indemnify, defend and hold harmless Purchaser, its Affiliates (including, following the Closing, Company), and each of their respective equityholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives (collectively, the “Purchaser Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Purchaser Claims”):

(i) jointly and severally, with respect to any breach of (or any allegation of a third party that, if true, would be a misrepresentation, inaccuracy in, or breach of) any Company Fundamental Representation;

(ii) severally, with respect to any breach of (or any allegation of a third party that, if true, would be a misrepresentation, inaccuracy in, or breach of) any Seller Party Fundamental Representation by such Seller Party;

(iii) severally, with respect to any breach of any Pre-Closing Covenant by such Seller Party;

(iv) severally, with respect to any breach of any Post-Closing Covenant by such Seller Party;

(v) jointly and severally, with respect to (A) all Pre-Closing Taxes or (B) all Taxes for which Company is liable as a result of having been a member of an affiliated, consolidated, combined, unitary or other similar Tax group prior to Closing (including pursuant to Treasury Regulations Section 1.1502-6 or a similar provision of state, local, non-U.S. or other Tax Law), in each case except to the extent previously included in the calculation of Indebtedness or Adjusted Net Working Capital as Current Liabilities; and

(vi) jointly and severally, with respect to the matters identified on Schedule 8.2(a)(vi) (the “RWI Exclusions”).

(b) Except in the case of Fraud, the maximum aggregate liability of Seller Parties under Section 8.2(a) shall not exceed an amount equal to the Final Purchase Price.

Section 8.3 Indemnification by Purchaser.

(a) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller Parties, their Affiliates, and each of their respective equityholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives (collectively, the “Seller Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the following (collectively, “Seller Claims”):

(i) any breach of (or any allegation of a third party that, if true, would be a misrepresentation, inaccuracy in, or breach of) any Purchaser Fundamental Representation;

(ii) any breach of any Pre-Closing Covenant by Purchaser; and

(iii) any breach of any Post-Closing Covenant by Purchaser.

(b) Except in the case of Fraud, the maximum aggregate liability of Purchaser for indemnification under Section 8.3(a) shall not exceed an amount equal to the Final Purchase Price.

Section 8.4 Materiality. For purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a Purchaser Claim or a Seller Claim hereunder, each representation and warranty in this Agreement (other than the first sentence of Section 4.10) shall be read without regard and without giving effect to the term(s) “material”, “Material Adverse Effect” or any similar qualifier, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifiers) were deleted from such representation and warranty.

Section 8.5 Claims Procedures.

(a) Each Person entitled to be indemnified under this Article VIII (each, an “Indemnitee”) agrees that after it becomes aware of facts that would reasonably be likely to give rise to a claim by it for indemnification pursuant to this Article VIII, such Indemnitee must assert its claim for indemnification under this Article VIII prior to the expiration of the applicable survival period set forth in Section 8.1 by providing a written notice (a “Notice of Claim”) to the Person allegedly required to provide indemnification protection under this Article VIII (each, an “Indemnitor”) specifying, in reasonable detail, the nature and basis for such claim. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Notice of Claim will not relieve the Indemnitor from liability hereunder with respect to such claim, except in the event and only to the extent that the Indemnitor is prejudiced by such failure or delay.

(b) With respect to any claim for indemnifiable Losses that does not involve a Third Party Claim, the Indemnitor shall have thirty (30) calendar days from its receipt of the Notice of Claim to dispute the claim and provide a written explanation for its position and supporting documentation. In the event that the Indemnitor disputes a Notice of Claim for such a claim, the parties, including appropriate management representatives, shall promptly seek to negotiate a resolution in good faith. If the parties are unable to resolve the dispute within thirty (30) calendar days after the Indemnitor first receives the Notice of Claim for such claim, then the Indemnitee may seek any remedy available to it under this Agreement.

(c) At the reasonable request of the Indemnitor, the Indemnitee shall grant the Indemnitor and its Representatives reasonable access to the books, records, employees (including for conferences, discovery and proceedings as may be reasonably requested) and properties of the Indemnitee and its Affiliates to the extent reasonably related to the claim set forth in the Notice of Claim.

(d) Except as otherwise provided in this Section 8.5, the Indemnitor may elect to defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim. The Indemnitee, at its expense, may participate in the defense of any such Third Party Claim with counsel of its choosing; provided that, notwithstanding the foregoing, the Indemnitor shall pay the reasonable costs and expenses of the Indemnitee’s participation in such defense (including reasonable attorneys’ fees and expenses) if (i) the Indemnitor consents in writing to paying such costs and expenses, (ii) the use of counsel chosen by the Indemnitor to represent the Indemnitee would, based on the good faith advice of such Indemnitee’s outside counsel, present such counsel with a conflict of interest, (iii) the named parties to such Third Party Claim include both the Indemnitee and the Indemnitor and (A) the Indemnitee shall have reasonably concluded that there are or may be defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor, or (B) the Indemnitee’s outside counsel shall have reasonably concluded it would be inappropriate under applicable standards of professional conduct to have common counsel for the Indemnitee and the Indemnitor due to actual or potential differing interests between the Indemnitor and such Indemnitee, or (iv) the Indemnitor fails to assume such defense or engage counsel reasonably satisfactory to the Indemnitee, in each case, in a timely manner. Within thirty (30) calendar days after receipt of a Notice of Claim, the Indemnitor must notify the Indemnitee in writing as to whether the Indemnitor is proceeding with the defense of the Third Party Claim. If the Indemnitor does not so notify the Indemnitee that the Indemnitor is proceeding with the defense of the Third Party Claim that relates to any Losses indemnified against hereunder or the Indemnitor refuses or is refusing to defend such Third Party Claim, the Indemnitee may elect to undertake its defense, and the Indemnitor shall, after receipt of evidence thereof, reimburse the Indemnitee for all reasonable attorneys’ fees and costs incurred in connection with such defense. If the Indemnitor has assumed the defense of a Third Party Claim pursuant to this Section 8.5(d), it will (x) keep the Indemnitee advised of the status of such Third Party Claim and the defense thereof on a reasonably current basis, (y) reasonably consult with the Indemnitee with respect to the defense and settlement thereof, and (z) consider in good faith the recommendations made by the Indemnitee with respect thereto. Without the prior written consent of the Indemnitee, the Indemnitor will not enter into any settlement or compromise or take any corrective or remedial action or enter into any agreed judgement or consent decree, in each case, of any Third Party Claim unless (i) the settlement includes a release of the Indemnitee and its group (i.e., the Seller Indemnified Group or the Purchaser Indemnified Group, as the case may be) with respect to the Third Party Claim, (ii) as a result of such settlement, no injunctive or other equitable relief would be imposed against the Indemnitee or any member of its group and (iii) the Indemnitor shall bear any and all costs and expenses with respect to such settlement. Notwithstanding anything contained herein to the contrary, the Indemnitor will not be permitted to settle, compromise, take any corrective or remedial action, or enter into an agreed judgment or consent decree, in each case, with respect to any Third Party Claim that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on, or requires any payment from the Indemnitee. Notwithstanding the foregoing, the Indemnitor will not be entitled to control the defense of any Third Party Claim if such control or defense (i) would lead to a conflict between the Indemnitee and the Indemnitor or (ii) (A) such Third Party Claim is for equitable or injunctive relief or any claim that would impose criminal liability or criminal damages, or (B) the claim alleges Losses in excess (other than a de minimis amount) of the Indemnitor’s maximum indemnification obligations under this Agreement, and, in the case of each of the foregoing, the Indemnitor shall, after receipt of evidence thereof, reimburse the Indemnitee for all reasonable attorneys’ fees and costs incurred in connection with such defense.

(e) The party defending the Third Party Claim will consult with the other party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim. The parties will cooperate in the defense of the Third Party Claim, including, if requested by a party, contesting any Third Party Claim that a party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by the Indemnitee in cooperating with or acting at the request of the Indemnitor.

Section 8.6 Payment. Subject to Section 8.10 and Section 10.11, if an Indemnitor is required to make an indemnity payment under this Agreement, such Indemnitor shall pay the Indemnitee the amount so determined in cash by wire transfer of immediately available funds within five (5) Business Days following an agreement between such Indemnitor and Indemnitee or other final determination that an indemnity amount is payable (which in the case of litigation which is not settled pursuant to mutual agreement of the parties shall be the final order of a court of competent jurisdiction from which no appeal can be taken or the time for appeal from which has run).

Section 8.7 Exclusive Remedy. Following the Closing, except in the case of Fraud or as provided in Section 8.10 and Section 10.11, the right of each Indemnitee to assert indemnification claims and receive indemnity payments under this Agreement shall be the sole and exclusive right and remedy exercisable by such Indemnitee with respect to any Loss or other claims arising out of this Agreement, or related in any way to this Agreement or the transactions contemplated hereby. No Indemnitee shall have any other remedy (statutory, common law or otherwise) against an Indemnitor with respect thereto, all such other remedies hereby being waived. Notwithstanding the foregoing, nothing in this Section 8.7 shall preclude any party from pursuing (1) specific performance or other equitable relief relating to the performance of Pre-Closing Covenants, Post-Closing Covenants, agreements or other post-Closing obligations pursuant to, and subject to the terms and conditions of, Section 10.11 or (2) any claims arising from any other agreement, instrument or document delivered in connection with the transactions contemplated hereby.

Section 8.8 Purchase Price Adjustment. Any indemnity payment made pursuant to this Article VIII shall be treated as an adjustment to the Final Purchase Price for applicable federal, state, local and foreign Tax purposes, to the extent permitted by applicable Law.

Section 8.9 Mitigation.

(a) An Indemnitee shall use commercially reasonable efforts to mitigate any Losses subject to indemnification hereunder.

(b) The amount of any Loss subject to indemnification hereunder will be reduced to the extent of any insurance proceeds or other payments actually received from an insurer or other third party with respect to such Loss, net of all out-of-pocket costs of recovery (including any documented resulting increase in the cost of insurance, and any reasonable and documented out-of-pocket expenses paid in connection with such recovery (including any Taxes payable thereon)). The Indemnitee will use its commercially reasonable efforts to recover from any available insurance policies (other than the R&W Insurance Policy) for any Losses prior to seeking indemnification under this Agreement; provided that if the Indemnitee has not received a coverage determination from the applicable insurer within sixty (60) days of submitting a claim, the Indemnitee may proceed to seek indemnification under this Agreement; provided further that to the extent such claim is ultimately covered by the applicable insurer (whether in whole or in part), Indemnitee shall apply any such insurance proceeds against its Losses, or reimburse the Indemnitor from such insurance proceeds received for any Losses already paid by Indemnitor to Indemnitee.

(c) The amount of any Loss subject to indemnification hereunder will be reduced to the extent that the Indemnitee received an express increase (in the case of Purchaser) or decrease (in the case of Seller Parties) in the Purchase Price from the reflection of such matter in the calculation of the adjustment to the Purchase Price, if any, as finally determined pursuant to Section 2.6, including if such Loss (or any part of any such Loss) is included in the calculation of Adjusted Net Working Capital or Closing Date Indebtedness hereunder.

Section 8.10 Order of Recovery. Purchaser agrees (on behalf of itself and each other member of the Purchaser Indemnified Group) that the members of the Purchaser Indemnified Group shall, with respect to claims under Section 8.2(a): (i) first, to the extent the Losses are covered under the R&W Insurance Policy, use commercially reasonable efforts to obtain recovery in respect of such Losses against the R&W Insurance Policy until the remaining limits thereunder have been exhausted, and (ii) second, seek recovery against Seller Parties (subject, in all instances, to the limitations set forth in this Article VIII); provided, however, that the foregoing restrictions shall not apply in the case of Fraud. Notwithstanding anything in this Agreement to the contrary, Purchaser agrees (on behalf of itself and each other member of the Purchaser Indemnified Group) that, except in the case of Fraud, breaches of the Fundamental Representations or the RWI Exclusions, its and their sole and exclusive remedy for breaches of the representations and warranties of Seller Parties set forth in Article III and Article IV is the R&W Insurance Policy; provided, further, that in the event the R&W Insurer denies coverage for a claim (in whole or in part) arising from a breach for any of the Fundamental Representations for any reason other than the applicable survival period having expired or the policy limits having been exhausted, the Purchaser Indemnified Group shall be entitled to seek indemnification directly from Seller Parties pursuant to this Article VIII solely with respect to a breach for any of the Fundamental Representations, and in all cases subject to the limitations set forth herein.

Section 8.11 Effect of Investigation. Notwithstanding anything to the contrary contained in this Agreement, the right of any member of the Purchaser Indemnified Group to indemnification or any other remedy under this Agreement shall not be affected or diminished by any investigation conducted, or any knowledge acquired or capable of being acquired, by Purchaser or any of its Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the inaccuracy of, or noncompliance with, any representation, warranty, covenant or obligation of any Seller Party or Company. No Seller Party shall have any right or defense arising out of any such investigation or knowledge for any purpose whatsoever, including to reduce the amount of any Losses or to establish that any member of the Purchaser Indemnified Group has not suffered any Losses.

ARTICLE IX

TERMINATION; EXPENSES

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by:

(i) either Seller or Purchaser, if the Closing has not occurred on or before March 31, 2027 (the “End Date”); provided, however, that any right of the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to such party if the failure to consummate the Closing by the End Date primarily arises out of, or primarily results from, any breach by such party of any representation, warranty, covenant or obligation contained herein;

(ii) either Seller or Purchaser, if any Restraint shall be in effect and shall have become final and nonappealable; provided, however, that any right of the party seeking to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to such party if such Restraint primarily arises out of, or primarily results from, or remains in effect as a result of, any breach by such party of any representation, warranty, covenant or obligation contained herein;

(iii) Purchaser, if there shall have been a breach by any Seller Party of any of its representations, warranties, covenants or obligations set forth in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.1 or Section 7.2 and in any such case such breach: (A) shall by its nature be incapable of being cured; or (B) if capable of being cured, shall not have been cured by the earlier of: (1) twenty (20) calendar days after written notice thereof shall have been received by Seller; or (2) the End Date; provided, however, that the right of Purchaser under this Section 9.1(b)(iii) shall not be available if Purchaser is then in material breach of any representation, warranty, covenant, or obligation contained herein;

(iv) Seller, if there shall have been a breach by Purchaser of any of its representations, warranties, covenants or obligations set forth in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.1 or Section 7.3, and in any such case such breach: (A) shall by its nature be incapable of being cured; or (B) if capable of being cured, shall not have been cured by the earlier of: (1) twenty (20) calendar days after written notice thereof shall have been received by Purchaser; or (2) the End Date; provided, however, that the right of Seller under this Section 9.1(b)(iv) shall not be available if a Seller Party is then in material breach of any representation, warranty, covenant or obligation contained herein;

(v) Seller, if the Closing has not occurred within two (2) Business Days following the satisfaction or waiver of all of the conditions set forth in Section 7.1 and Section 7.2 (other than (i) the condition set forth in Section 7.2(o) and (ii) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (ii), which conditions would be satisfied if the Closing Date were the date of such termination) due to the failure of the condition set forth in Section 7.2(o) to be satisfied or waived; provided, however, that the Seller may not exercise such right of termination until March 1, 2027; or

(vi) either Seller or Purchaser, if the Estimated Adjusted EBITDA is less than $8,000,000.00.

The party desiring to terminate this Agreement pursuant to the foregoing clause (b) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.2, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2 Effect of Termination; Procedure..

(a) Except as set forth in this Section 9.2, if this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect (other than Article I, Section 6.4, this Section 9.2, Section 9.3 and Article X, which shall survive the termination hereof) without any liability on the part of any party, other than liabilities (i) under the Confidentiality Agreement (but excluding liability for fraud, intentional misrepresentation or willful misconduct pursuant to Section 7(ii) thereof), (ii) for any Willful Breach of this Agreement or (iii) for Fraud by such party.

(b) Notwithstanding anything to the contrary in Section 9.2(a), in the event that this Agreement is terminated by:

(i) Seller or Purchaser pursuant to Section 9.1(b), then each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by Schedule 9.2(b).

(ii) Seller pursuant to Section 9.1(b)(vi), Purchaser shall have the right (but not the obligation) to deliver to Seller written notice, within three (3) Business Days following receipt of Seller’s notice of termination (the “Purchaser Election Period”), that Purchaser shall consummate the Closing notwithstanding Seller’s notice of termination (an “Election to Proceed”); provided however, that if Purchaser delivers an Election to Proceed, Purchaser agrees that the Recapture Amount (including the Estimated Recapture Amount) shall equal $6,500,000.00 for all purposes of this Agreement and shall not be subject to recalculation pursuant to Section 2.6; provided further that if Purchaser delivers an Election to Proceed, Purchaser shall consummate the Closing within three (3) Business Days following delivery thereof (subject to the satisfaction or waiver of the conditions to Closing set forth in Section 7.1, Section 7.2 and Section 7.3). If Purchaser does not deliver an Election to Proceed prior to the expiration of the Purchaser Election Period, then Seller’s termination shall be binding on the parties hereto, and Section 9.2(a) shall thereafter control.

Section 9.3 Other Expenses. Other than as expressly provided in this Agreement, including as specifically set forth in Section 6.8, Section 6.16(e) and this Section 9.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that if the Closing occurs, Company may pay such fees, costs and expenses of Purchaser (it being understood and acknowledged that such fees, costs and expenses shall not be considered, or included as, Company Transaction Expenses or in the calculation of Adjusted Net Working Capital or Cash).

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments; No Waivers.

(a) Subject to Section 10.15(b), any provision of this Agreement (including the Disclosure Schedule, Exhibits and annexes hereto) may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in equity.

Section 10.2 Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or e-mail, charges prepaid (as applicable), to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate e-mail address on a specified date, if sent by e-mail. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 10.2:

(a) if to (i) Purchaser or (ii) Company following the Closing:

Kewaunee Scientific Corporation

2700 West Front Street

Statesville, NC 28677

Attention:  Thomas D. Hull III; Donald T. Gardner III

Email:    tomhull@kewaunee.com; dongardner@kewaunee.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

70 W. Madison Street, Suite 3100

Chicago, IL 60602

Attention:  Brent E. Williams

Email:    brent.williams@klgates.com

and

K&L Gates LLP

210 Sixth Avenue

Pittsburgh, PA 15222

Attention:  Jeffrey W. Acre

Email:    jeffrey.acre@klgates.com

(b) if to (i) Seller Parties or (ii) Company prior to Closing:

14200 Michaux Glen Drive

Midlothian VA 23113

Attention:  Jonathan G. Nystrom

Email:    jgnystrom@nycominc.com

with a copy (which shall not constitute notice) to:

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, VA 23219

Attention:  Jonathan Bliley, Esq.

Email:    jbliley@williamsmullen.com

Section 10.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other parties; provided, however, that Purchaser and its Affiliates may, without such consent, assign its rights and obligations hereunder, in whole or in part (a) to any one or more of its Affiliates (each, a “Purchaser Assignee”), (b) to any of its or any Purchaser Assignee’s (whether prior to or subsequent to Closing) lenders as collateral security, and (c) after the Closing, to any Person that acquires or is otherwise a successor in interest to all or any portion of the Business; provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder.

Section 10.4 Governing Law. This Agreement, and any and all claims arising directly or indirectly out of or concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to the principles of conflicts of Laws).

Section 10.5 Consent to Jurisdiction.

(a) Except as provided in Section 2.6, each of the parties: (i) submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware; or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby; (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; and (iii) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third Person, it shall not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment. For the avoidance of doubt, any claims subject to Section 2.6 shall be finally and conclusively determined in accordance with such Section.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (III) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(b).

Section 10.6 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (which may be delivered by electronic transmission via DocuSign or similar format or by e-mail delivery in .pdf or similar format), each of which together shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 10.7 Entire Agreement. This Agreement, the Confidentiality Agreement (prior to the automatic termination thereof at Closing pursuant to Section 6.2(d)), and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede, cancel and annul all prior agreements, negotiations, correspondence, undertakings, understandings, statements, representations, discussions and any other communications of the parties, whether oral or written, with respect to the subject matter hereof and thereof.

Section 10.8 Third-Party Beneficiaries. Except as set forth in Article VIII and Section 10.15, this Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 10.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 10.10 Specific Performance. The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled under this Agreement. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on any basis, including the basis that any other party has an adequate remedy at Law or that any award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any party seeking: (i) an injunction or injunctions to prevent breaches of this Agreement; (ii) to enforce specifically the terms and provisions of this Agreement; or (iii) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 10.11 Setoff. If an obligation or indemnity amount is payable by any Seller Party to Purchaser pursuant to this Agreement, or related in any way to this Agreement or the transactions contemplated hereby, Purchaser shall be entitled to offset, setoff or recoup such amount from any obligation of Purchaser to such Seller Party, including pursuant to the Subordinated Promissory Note, as applicable (collectively, a “Setoff Right”). Notwithstanding the foregoing, except as set forth in Section 2.6(f) and Section 2.7(e) regarding an increase or decrease, as applicable, to the Final Promissory Note Amount, Purchaser may only exercise the Setoff Right if (a) the obligation or indemnity amount payable by such Seller Party is more than ten (10) Business Days past due and (b) Purchaser notifies Seller in writing that it is exercising its Setoff Right.

Section 10.12 Disclosure Schedule. The disclosures in the Disclosure Schedule are to be taken as relating to the representations and warranties set forth in Article III and Article IV to the extent the applicability of such disclosure is reasonably apparent on its face, notwithstanding the fact that the Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedule. The inclusion of information in the Disclosure Schedule shall not, in and of itself, be construed as, and shall not, in and of itself, constitute, an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed, in and of itself, as or constitute, in and of itself, an admission or agreement that such information is material to Seller Parties or Company. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount, in and of itself, or the inclusion of any such item, in and of itself, in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth, in and of itself, or the inclusion, in and of itself, of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. In disclosing the information on the Disclosure Schedule, Seller Parties and Company do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 10.13 Construction.

(a) The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The contents of the Disclosure Schedule and each of the Exhibits, schedules and annexes attached hereto and thereto form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Disclosure Schedule and each such Exhibit, schedule and annex. As used in this Agreement: (i) the term “including” means “including, without limitation;” (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,”

“herein,” and “herewith” and words of similar import shall, unless the context otherwise requires, refer to this Agreement as a whole (including the Disclosure Schedule and the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule of, or to, this Agreement; (iv) the word “or” shall not be exclusive; (v) Purchaser and Seller Parties shall be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires); (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder and amendments thereto; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) the measure of a period of one month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1); provided further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day; and (x) for the purposes of this Agreement, references to such terms as “delivered by Seller,” “delivered by Seller Parties,” “delivered by Company,” “delivered to Purchaser,” “furnished to Purchaser,” “made available to Purchaser” or similar expressions shall mean that a Seller Party or Company has: (A) posted such materials to the VDR, in a manner that enables viewing of such materials by Purchaser or its Representatives no later than 12:00 p.m. Eastern time on the third (3rd) Business Day prior to the Signing Date; or (B) set forth a copy of such materials in the Disclosure Schedule (a copy of which has been delivered to Purchaser prior to the execution of this Agreement by the parties.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.14 Waiver of Conflicts; Attorney-Client Communications.

(a) Recognizing that Williams Mullen, a professional corporation (“Williams Mullen”) has acted as legal counsel to Seller Parties, including Company and their respective Affiliates, prior to the Closing, and that Seller Parties intend to continue to engage Williams Mullen to act as legal counsel to Seller Parties and their respective Affiliates after the Closing, each of Purchaser and Company consent to, waive, and will not assert, and agree to cause Company to consent to, waive, and to not assert any conflict of interest that may arise as a result of: (i) Williams Mullen representing Seller Parties or any of their respective Affiliates after the Closing in connection with any matter arising out of or relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, including any negotiation, arbitration, mediation, litigation or other Action between or among any of Purchaser or Company (or their respective Affiliates), on the one hand, and any of Seller Parties (or their respective Affiliates), on the other hand; and (ii) the communication by Williams Mullen to Seller Parties, in any such representation, of any fact known to Williams Mullen arising out of its prior representation of Company or any Seller Party in connection with the transactions contemplated by this Agreement, including Attorney-Client Communications; provided, however, that this consent and waiver shall not extend to any representation of Seller Parties by Williams Mullen that is adverse to Purchaser or Company on matters unrelated to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby.

(b) Purchaser, for itself and on behalf of its Affiliates and its and their respective equityholders, members, partners, managers, directors, officers, employees, agents, Representatives, shareholders, successors and assigns (including, after the Closing, Company) (collectively, “Purchaser Related Entities”), acknowledges and agrees as follows: (i) to the extent that any communications of any nature (and all records of such communications) between any or all of Seller Parties, including Company (prior to the Closing), any officer, manager, director, employee, or agent of Company, and their respective Affiliates, Company’s brokers, financial advisors, attorneys, accountants and other advisors, and Williams Mullen and its partners and employees, and all of Williams Mullen’s work product, in each case with respect to, relating to, or in connection with, the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement or any Transaction Document, the transactions contemplated hereby and thereby or any acquisition proposal, and all matters related to any of the foregoing are subject to the attorney-client privilege or attorney work-product doctrine, as applicable (individually and collectively “Attorney Client Communications”), such privilege or doctrine shall be controlled by Seller Parties; provided, however, that (A) Attorney-Client Communications shall not include any communications or work product relating to the operation of the Business in the ordinary course (as distinguished from the transactions contemplated by this Agreement) and (B) nothing in this Section 10.14 shall be construed to limit, waive or affect any privilege or protection that may apply to communications between Company or any Purchaser Related Entity and their respective counsel after the Closing; (ii) such privilege or doctrine with respect to Attorney-Client Communications shall be held by, and may be waived only by, Seller Parties and their personal representatives, successors and assigns, and not by Company or any other Purchaser Related Entity, or their successors or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by the Company of or relating to Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be assigned, transferred and delivered by Company to Seller Parties immediately prior to Closing, and may be removed by Seller Parties from the Company’s possession; provided, however, that (A) prior to such removal, Seller Parties shall use commercially reasonable efforts to segregate Attorney-Client Communications from ordinary-course business records of Company, and (B) nothing herein shall require Company to deliver or provide access to any records that do not constitute Attorney-Client

Communications, and Company and the other Purchaser Related Entities shall retain ownership of, and access to, all records relating to the operation of the Business in the ordinary course (other than Attorney-Client Communications); and (iv) Williams Mullen shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to any Purchaser Related Entity by reason of any attorney-client relationship between Williams Mullen and Company, Purchaser or otherwise.

(c) Purchaser acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 10.14. This Section 10.14 is for the benefit of Seller Parties and is intended as a third-party beneficiary provision in favor of Williams Mullen. No term of this Section 10.14 may be amended, waived or modified, without the prior written consent of Purchaser and Seller Parties.

Section 10.15 Provisions for the Benefit of Debt Financing Sources.

(a) Notwithstanding anything to the contrary contained in this Agreement, (i) no Seller Party or Company, on behalf of itself and its Affiliates and its and their respective equityholders, directors, officers, employees, agents and Representatives, shall have any rights or claims against any Debt Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any representations or warranties made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise , (ii) no Debt Financing Source shall have any liability to any Seller Party or Company or any of their respective Affiliates or Representatives for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and (iii) no Seller Party or Company shall be entitled to seek specific performance, an injunction or other equitable relief against any Debt Financing Source, including to cause any Debt Financing Source to fund the Debt Financing. For the avoidance of doubt, nothing in this Section 10.15(a) shall affect Purchaser’s or any of its Affiliate’s rights under the Debt Commitment Letter or any definitive agreements related thereto.

(b) Notwithstanding anything to the contrary contained herein, this Section 10.15, the definition of “Debt Financing Sources”, the last sentence of Section 6.16(f), Section 10.8 (to the extent relating to the Debt Financing Sources) and any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing (collectively, the “Debt Financing Provisions”) may not be amended, modified, waived or terminated in a manner that is adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

(c) Notwithstanding anything to the contrary contained herein, subject in all respects to Section 10.15(a), any legal suit, action, litigation, proceeding or claim against any Debt Financing Source (whether in law or equity or in contract, tort or otherwise) that may be based upon, arise out of or relate to the Debt Financing, the Debt Commitment Letter, this Agreement, any schedules hereto or the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, or the negotiation, execution or performance of hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, including as to validity, interpretation and effect, by the internal law of the State of New York.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, SUIT, CLAIM OR PROCEEDING, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE DEBT FINANCING SOURCE, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN EXCLUSIVELY THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, WAIVES ANY OBJECTION TO VENUE OR ANY DEFENSE OF INCONVENIENT FORUM IN SUCH COURTS, AND AGREES THAT SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2 SHALL BE EFFECTIVE SERVICE OF PROCESS.

(e) Notwithstanding anything to the contrary herein, the Debt Financing Sources are intended third party beneficiaries of the Debt Financing Provisions, and the Debt Financing Provisions may be enforced by such Persons directly.

(f) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR ANY DEBT FINANCING SOURCE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed by its authorized signatory as of the date first written above.

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ Thomas D. Hull III
Name:	Thomas D. Hull III
Title:	President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

NYCOM, INC.

By:	/s/ Jonathan G. Nystrom
Name:	Jonathan G. Nystrom
Title:	President

EQUITYHOLDERS:

/s/ Jonathan F. Nystrom
Name: Jonathan F. Nystrom

/s/ Jonathan G. Nystrom
Name: Jonathan G. Nystrom

/s/ Monte Montgomery
Name: Monte Montgomery

/s/ Brett Harman
Name: Brett Harman

/s/ Robert Long
Name: Robert Long

/s/ Michael Lopez
Name: Michael Lopez

/s/ Christopher Johnson
Name: Christopher Johnson

/s/ Gudmundur Kristjansson
Name: Gudmundur Kristjansson

[Seller Party Signatures Continue on Next Page]

[Signature Page to Securities Purchase Agreement]

/s/ Octavio Fermin
Name: Octavio Fermin

/s/ David Brohl
Name: David Brohl

/s/ Christopher Kanoy
Name: Christopher Kanoy

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Securities

A-1

EXHIBIT B

Illustrative Calculation of Adjusted Net Working Capital

B-1

EXHIBIT C

Form of Escrow Agreement

C-1

EXHIBIT D

Form of Subordinated Promissory Note

D-1

EXHIBIT E

Form of Lock-Up Agreement

E-1

EXHIBIT F

Form of Employment Agreement with Jonathan G. Nystrom

F-1

EXHIBIT G

Form of Retention Restricted Stock Agreement with Key Employees

G-1

EXHIBIT H

Allocation Methodology

H-1

ANNEX 1.1(a)

ADJUSTED EBITDA

ANNEX 1.1(b)

KEY EMPLOYEES

ANNEX 1.1(c)

KNOWLEDGE OF COMPANY